Filed Pursuant to Rule 424(b)(2)
Registration No. 333-189888

Pricing Supplement No. WFCELN73-C (to Prospectus and Prospectus Supplement each dated July 23, 2013)
Royal Bank of Canada
$1,940,000
Market Linked Securities - Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to an International Basket of Exchange Traded Funds, due August 6, 2018
The securities described in this pricing supplement are issued by Royal Bank of Canada (Royal Bank of Canada or the Issuer), and are Senior Global Medium-Term Notes, Series F of the Issuer, as described in the prospectus supplement and prospectus each dated July 23, 2013.

Agent:	Wells Fargo Securities, LLC. The agent may make sales through its affiliates or selling agents.
Principal Amount:	Each security will have a principal amount of $1,000. The securities are not principal protected. You may lose up to 90% of the principal amount of the securities.
Pricing Date:	October 31, 2014
Original Issue Date:	November 5, 2014
Valuation Date:	July 30, 2018, subject to postponement as described below.
Maturity Date:	August 6, 2018, subject to postponement as described below.
Interest:	We will not pay you interest during the term of the securities.
Basket:
The return on the securities is linked to the performance of a basket (the Basket) consisting of the following two exchange traded funds (the basket components) having the weightings noted in parentheses: the iShares® MSCI EAFE ETF (Bloomberg symbol: EFA) (75.00%); and the iShares® MSCI Emerging Markets ETF (Bloomberg symbol: EEM) (25.00%).

Payment at Maturity:
The amount you receive at maturity, for each security you own, will depend upon the change in the value of the Basket based on the Final Basket Value relative to the Initial Basket Value (calculated as described in this pricing supplement), and whether or not the Final Basket Value is below the Buffer Value.
(i) If the Final Basket Value is greater than the Initial Basket Value, the maturity payment amount per security will equal the lesser of:

(a) $1,000 + ($1,000 x	Final Basket Value – Initial Basket Value	x Participation Rate); and
Initial Basket Value

(b) the maximum maturity payment amount
(ii) If the Final Basket Value is less than or equal to the Initial Basket Value but greater than or equal to the Buffer Value, the maturity payment amount per security will equal the issue price of $1,000.
(iii) If the Final Basket Value is less than the Buffer Value, the maturity payment amount per security will equal:

$1,000 – ( $1,000 x	Buffer Value – Final Basket Value	)
Initial Basket Value
In such a case, you will lose up to 90% of your principal.
Participation Rate:	150%
Maximum Maturity Payment Amount:	$1,420.00
Initial Basket Value:	100
Final Basket Value:
The Final Basket Value will be calculated based on the weighted returns of the basket components and will be equal to the product of (i) 100 and (ii) an amount equal to 1 plus the sum of: (A) 75.00% of the component return of the iShares® MSCI EAFE ETF; and (B) 25.00% of the component return of the iShares® MSCI Emerging Markets ETF.

Buffer Value:	90, which is 90% of the Initial Basket Value.
Component Return:
The component return of each basket component will be equal to:
Final Component Price – Initial Component Price
Initial Component Price
where,
•          the Initial Component Price is $63.95 with respect to the iShares® MSCI EAFE ETF and $42.15 with respect to the iShares® MSCI Emerging Markets ETF, each of which was the closing price of the relevant basket component on the pricing date, and
•          the Final Component Price will be the closing price of the basket component on the valuation date.

Listing:	The securities will not be listed on any securities exchange.
CUSIP Number:	78010U3V7
Our initial estimated value of the securities as of the date of this document is $957.5252 per $1,000 in principal amount, which is less than the public offering price.  The market value of the securities at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount.  See “Risk Factors” and “Supplemental Plan of Distribution – Structuring the Securities” for further information.

The securities will be unsecured debt obligations of Royal Bank of Canada.   Payments on the securities are subject to Royal Bank of Canada’s credit risk, and you will have no ability to pursue any basket component or any securities held by a basket component for payment.  If Royal Bank of Canada defaults on its obligations, you could lose your entire investment.  No other company or entity will be responsible for payments under the securities or liable to holders of the securities in the event Royal Bank of Canada defaults under the securities.  The securities will not be issued by or guaranteed by Wells Fargo Securities, LLC or any of its affiliates.

The securities will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation (the “FDIC”) or any other Canadian or U.S. government agency or instrumentality.

For a detailed description of the terms of the securities, see “Summary Information” beginning on page PS-2 and “Specific Terms of the Securities” beginning on page PS-18. Defined terms used in this cover page are defined in “Summary Information” and “Specific Terms of the Securities.”

The securities have complex features and investing in the securities involves risks. See “Risk Factors” beginning on page PS-11.
	Per Security	Total
Public Offering Price	$1,000.00	$1,940,000.00
Underwriting Discount and Commission (1)	$24.90	$48,306.00
Proceeds to Royal Bank of Canada	$975.10	$1,891,694.00

(1) The agent will receive an underwriting discount and commission of $24.90 per security. Of that underwriting discount and commission, each dealer that sells securities will receive a selling concession of $12.50 for each security that such dealer sells. Such dealers may include Wells Fargo Advisors, LLC (“WFA”), an affiliate of the agent. In addition to the selling concession allowed to WFA, the agent will pay $0.75 per security of the underwriting discount and commission to WFA as a distribution expense fee for each security sold by WFA. See “Use of Proceeds and Hedging” and “Supplemental Plan of Distribution” in this pricing supplement for information regarding how we may hedge our obligations under the securities.

None of the Securities and Exchange Commission, any state securities commission or any other regulatory body has approved or disapproved of the securities or passed upon the adequacy or accuracy of this pricing supplement.  Any representation to the contrary is a criminal offense.

Wells Fargo Securities
The date of this pricing supplement is October 31, 2014

SUMMARY INFORMATION

This document is a pricing supplement. This pricing supplement provides specific pricing information in connection with this issuance of securities. This summary includes questions and answers that highlight selected information from this pricing supplement and the accompanying prospectus supplement and prospectus to help you understand the Market Linked Securities - Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to an International Basket of Exchange Traded Funds, due August 6, 2018 (the securities). You should carefully read this pricing supplement and the accompanying prospectus supplement and prospectus to fully understand the terms of the securities and the tax and other considerations relating to the securities. You should carefully review the section “Risk Factors” in this pricing supplement and the accompanying prospectus supplement and prospectus, which highlight certain risks associated with an investment in the securities, to determine whether an investment in the securities is appropriate for you.

Unless otherwise mentioned or unless the context requires otherwise, all references in this pricing supplement to “Royal Bank of Canada”, “we”, “us” and “our” or similar references mean Royal Bank of Canada. Capitalized terms used in this pricing supplement without definition have the meanings given to them in the accompanying prospectus supplement and prospectus.

What are the securities?

The securities offered by this pricing supplement will be issued by Royal Bank of Canada and will mature on August 6, 2018. The return on the securities will be linked to the performance of a basket (the Basket) of two exchange traded funds (the basket components), which will be weighted as described below. The securities will not bear interest and no other payments will be made until maturity. You may lose up to 90% of your investment in the securities.

As discussed in the accompanying prospectus supplement, the securities are debt securities and are part of a series of debt securities entitled “Senior Global Medium-Term Notes, Series F” that Royal Bank of Canada may issue from time to time. The securities will rank equally with all other unsecured and unsubordinated debt of Royal Bank of Canada. For more details, see “Specific Terms of the Securities” beginning on page PS-18.

Each security will have a principal amount of $1,000. Each security will be offered at an initial public offering price of $1,000. However, on the pricing date, our initial estimated value of the securities was less than $1,000 per security as a result of certain costs that are included in the initial public offering price.  See “Risk Factors—Our initial estimated value of the securities is less than the initial public offering price” and “Supplemental Plan of Distribution—Structuring the Securities.” To the extent a market for the securities exists, you may transfer only whole securities. Royal Bank of Canada will issue the securities in the form of a master global certificate, which is held by The Depository Trust Company, also known as DTC, or its nominee. Direct and indirect participants in DTC will record your ownership of the securities.

What is the Basket?

The Basket is comprised of the following two basket components, with each basket component having the weighting noted in parentheses:

•
the iShares® MSCI EAFE ETF (75.00%),an exchange traded fund that seeks to track the MSCI EAFE Index (an equity index that is designed to measure equity performance in developed markets, excluding the United States and Canada); and

•
the iShares® MSCI Emerging Markets ETF (25.00%), an exchange traded fund that seeks to track the MSCI Emerging Markets Index (an equity index that is designed to measure equity performance in global emerging markets).

You should be aware that an investment in the securities does not entitle you to any ownership interest in any basket component or in the common stocks of the companies held by any basket component or included in any Underlying Index (as defined under “The Basket Components” on page PS-26). For a discussion of the basket components, see “The Basket Components” beginning on page PS-26.

Are the securities principal protected?

No, the securities do not guarantee any return of principal at maturity.  If the Final Basket Value is less than the Buffer Value, the amount you will receive at maturity will be less than the principal amount of the securities. Accordingly, if the value of the Basket declines below the Buffer Value, you will lose up to 90% of your principal.

What will I receive upon maturity of the securities?

At maturity, for each security you own, you will receive a cash payment equal to the maturity payment amount. The maturity payment amount to which you will be entitled depends on the percentage change in the value of the Basket calculated based on the Final Basket Value (as defined below) relative to the Initial Basket Value (as defined below) and whether or not the Final Basket Value is below the Buffer Value (as defined below).

The maturity payment amount for each security will be determined by the calculation agent as described below:

•	If the Final Basket Value is greater than the Initial Basket Value, the maturity payment amount per security will equal the lesser of:

(a) $1,000 + ($1,000 x	Final Basket Value – Initial Basket Value	x Participation Rate); and
Initial Basket Value

(b) the maximum maturity payment amount

The Participation Rate is 150%. The maximum maturity payment amount is $1,420.00 per security.

•	If the Final Basket Value is equal to or less than the Initial Basket Value but greater than or equal to the Buffer Value, the maturity payment amount per security will equal $1,000.

•	If the Final Basket Value is less than the Buffer Value, the maturity payment amount per security will equal:

$1,000 -	($1,000 Í	Buffer Value – Final Basket Value Initial Basket Value	)

If the Final Basket Value is less than the Buffer Value, the amount you will receive at maturity will be less than the principal amount of the securities and you will lose up to 90% of your principal. If the Final Basket Value is zero, the maturity payment amount will be $100.00 per security, and you will lose 90% of your principal.

The Initial Basket Value is 100.

The Final Basket Value will be calculated based on the weighted returns of the basket components and will be equal to the product of (i) 100 and (ii) an amount equal to 1 plus the sum of: (A) 75.00% of the component return of the iShares® MSCI EAFE ETF; and (B) 25.00% of the component return of the iShares® MSCI Emerging Markets ETF.

The component return of each basket component will be equal to:

Final Component Price – Initial Component Price
Initial Component Price
where,

The Initial Component Price is $63.95 with respect to the iShares® MSCI EAFE ETF and $42.15 with respect to the iShares® MSCI Emerging Markets ETF, each of which was the closing price of the relevant basket component on the pricing date.

The Final Component Price of each basket component will be determined by the calculation agent and will be its closing price on the valuation date.

The Buffer Value is 90, which is 90% of the Initial Basket Value.

The valuation date is July 30, 2018. However, if that day occurs on a day that is not a trading day (as defined on page PS-22) for a basket component or on a day on which the calculation agent has determined that a market disruption event (as defined under “Specific Terms of the Securities—Market Disruption Event” below) has occurred or is continuing with respect to a basket component, then the valuation date for the affected basket component will be postponed until the next succeeding trading day on which the calculation agent determines that a market disruption event does not occur or is not continuing for the affected basket component; provided that in no event will the valuation date be postponed by more than five trading days. Notwithstanding such a postponement of the valuation date for a particular basket component, the originally scheduled valuation date will remain the valuation date for any basket component not affected by a non-trading day or a market disruption event.  If the valuation date for any basket component is postponed, then the maturity date of the securities will be postponed by an equal number of business days. The maturity date will be a business day.  In the event the maturity date would otherwise be a date that is not a business day, the maturity date will be postponed to the next succeeding date that is a business day and no interest shall accrue or be payable as a result of the postponement.

The closing price of a basket component on any trading day will equal the closing price of the basket component or its successor fund (as defined under “Specific Terms of the Securities — Discontinuation of a Basket Component; Adjustments to a Basket Component” below) at the regular weekday close of trading on that trading day, as described in greater detail below under “Specific Terms of the Securities — Closing Price.” In certain circumstances, the closing price will be based on the alternate calculation of a basket component described under “Specific Terms of the Securities — Discontinuation of a Basket Component; Adjustments to a Basket Component” below.

You should understand that the opportunity to benefit from the possible increase in the value of the Basket through an investment in the securities is limited because the amount that you receive at maturity will never exceed the maximum maturity payment amount. The maximum maturity payment amount represents a maximum appreciation on the securities of 42.00% over the principal amount of the securities. If the Final Basket Value is less than the Buffer Value, the amount you will receive at maturity will be less than the principal amount of the securities. Accordingly, if the value of the Basket decreases below the Buffer Value, you will lose up to 90% of your principal.

Hypothetical Examples

Set forth below are four hypothetical examples of the calculation of the maturity payment amount based on hypothetical Final Basket Values and the following terms of the securities (the numbers appearing in the examples below have been rounded for ease of analysis):

Initial Basket value: 100

Buffer Value: 90

Maximum maturity payment amount: $1,420.00

Example 1—The hypothetical Final Basket Value is 70% of the Initial Basket Value, which is below the Buffer Value:

Hypothetical Final Basket Value: 70

Maturity payment amount = (per security)	$1,000 - $1,000 Í	(90 – 70 100)	= $800.00

Since the hypothetical Final Basket Value is less than the Initial Basket Value and below the Buffer Value, the amount you will receive at maturity will be equal to the issue price of $1,000 per security minus $1,000 times the difference between the Buffer Value and the hypothetical Final Basket Value, divided by the Initial Basket Value, and you would lose some of your principal. Although the hypothetical Final Basket Value declined by 30% from the Initial Basket Value to the hypothetical Final Basket Value, your total cash payment at maturity would be $800.00 per security, representing a 20% loss of the principal amount of your securities.

Example 2—The hypothetical Final Basket Value is 95% of the Initial Basket Value, which is below the Initial Basket Value, but above the Buffer Value:

Hypothetical Final Basket Value: 95

Since the hypothetical Final Basket Value is less than the Initial Basket Value but greater than the Buffer Value, the maturity payment amount per security will equal the principal amount of $1,000.

Example 3—The hypothetical Final Basket Value is 110% of the Initial Basket Value:

Hypothetical Final Basket Value: 110

Maturity payment amount (per security) = $1,000 + ($1,000Í	(110 – 100)	Í150%)
100

=	$1,000.00 + $150.00	= $1,150.00

Since the hypothetical Final Basket Value is greater than the Initial Basket Value, you would receive the principal amount of $1,000 plus 150% times the amount of the percentage change in the value of the Basket times $1,000, subject to the maximum maturity payment amount of $1,420.00. As the calculation of the maturity payment amount without taking into account the maximum maturity payment amount would generate a result of $1,150.00 per security, your maturity payment amount would not be subject to the maximum maturity payment amount of $1,420.00 per security. Your total cash payment at maturity would be $1,150.00 per security, representing a 15.00% total return.

Example 4—The hypothetical Final Basket Value is 140% of the Initial Basket Value:

Hypothetical Final Basket Value: 140

Maturity payment amount (per security) = $1,000 + ($1,000 Í	140 – 100	Í150%)
100

=	$1,000.00 +	$600.00	= $1,600.00	> $1,420.00

Since the hypothetical Final Basket Value is greater than the Initial Basket Value, you would receive the principal amount of $1,000 plus 150% times the amount of the percentage change in the value of the Basket times $1,000, subject to the maximum maturity payment amount of $1,420.00. Although the calculation of the maturity payment amount without taking into account the maximum maturity payment amount would generate a result of $1,600.00 per security, your maturity payment amount would be limited to $1,420.00 per security, representing a 42.00% total return, because the payment on the securities at maturity may not exceed the maximum maturity payment amount.

Hypothetical Returns

The following table is based on the maximum maturity payment amount of $1,420.00 and a range of hypothetical Final Basket Values and illustrates:

•	the hypothetical percentage change from the Initial Basket Value to the hypothetical Final Basket Value;
•	the hypothetical maturity payment amount per security; and
•	the hypothetical pre-tax total rate of return to beneficial owners of the securities.

The figures below are rounded for ease of analysis and are for purposes of illustration only. The actual maturity payment amount will depend on the actual Final Basket Value as determined by the calculation agent as described in this pricing supplement.

Hypothetical Final Basket Value		Hypothetical Percentage Change from the Initial Basket Value to the Hypothetical Final Basket Value	Hypothetical Maturity Payment Amount per Security(1)	Hypothetical Pre- Tax Total Rate of Return on the Securities
50.00		-50.00%	$600.00	-40.00%
55.00		-45.00%	$650.00	-35.00%
60.00		-40.00%	$700.00	-30.00%
65.00		-35.00%	$750.00	-25.00%
70.00		-30.00%	$800.00	-20.00%
75.00		-25.00%	$850.00	-15.00%
80.00		-20.00%	$900.00	-10.00%
85.00		-15.00%	$950.00	-5.00%
90.00	(2)	-10.00%	$1,000.00	0.00%
92.50		-7.50%	$1,000.00	0.00%
95.00		-5.00%	$1,000.00	0.00%
97.50		-2.50%	$1,000.00	0.00%
100.00	(3)	0.00%	$1,000.00	0.00%
105.00		5.00%	$1,075.00	7.50%
110.00		10.00%	$1,150.00	15.00%
115.00		15.00%	$1,225.00	22.50%
120.00		20.00%	$1,300.00	30.00%
125.00		25.00%	$1,375.00	37.50%
130.00		30.00%	$1,420.00	42.00%
135.00		35.00%	$1,420.00	42.00%
140.00		40.00%	$1,420.00	42.00%
145.00		45.00%	$1,420.00	42.00%
150.00		50.00%	$1,420.00	42.00%

_______________________
(1)	Based on the maximum maturity payment amount of $1,420.00.

(2)	This is the Buffer Value.

(3)	This is the Initial Basket Value.

The following graph sets forth the return at maturity for a range of hypothetical percentage change of the value of the Basket, based on the maximum maturity payment amount of $1,420.00 per $1,000 security 42.00% over the principal amount) and the Initial Basket Value of 100.

Return Profile of Market Linked Securities - Leveraged Upside Participation to a Cap
and Fixed Percentage Buffered Downside Principal at Risk Securities vs. the Basket

Who should or should not consider an investment in the securities?

We have designed the securities for investors who seek exposure to the Basket, who believe that the Basket value will increase over the term of the securities, and who want to participate in 150% times the possible appreciation of the Basket (measured by the percentage change in the value of the Basket based on the Final Basket Value relative to the Initial Basket Value), subject to the maximum maturity payment amount of 42.00% over the principal amount of the securities; who understand that, if the Final Basket Value is less than the Buffer Value, they will lose money on their investment; and who are willing to hold their securities until maturity. Investors in the securities should be willing to risk up to 90% of their investment.

The securities are not designed for, and may not be a suitable investment for, investors who are unable or unwilling to hold the securities to maturity, who seek principal protection for their investment, who are unwilling to make an investment exposed to downside performance risk of the Basket or who are unwilling to purchase securities with an initial estimated value as of the pricing date that is lower than the initial public offering price. The securities may not be a suitable investment for investors who prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings.

What will I receive if I sell the securities prior to maturity?

The market value of the securities may fluctuate during the term of the securities. Several factors and their interrelationship will influence the market value of the securities, including the price of each basket component, dividend yields of the component common stocks held by each basket component, the time remaining to maturity of the securities, interest rates, applicable currency exchange rates and the volatility of each basket component. Depending on the impact of these factors, you may receive less than $1,000 per security from any sale of your securities before the maturity date of the securities and less than what you would have received had you held the securities until maturity. Assuming no change in market conditions or other relevant factors, the price, if any, at which you may be able to sell your securities prior to maturity will be less than the initial public offering price and, subject to the discussion regarding secondary market prices during the three months following the original issue date in “Supplemental Plan of Distribution” on page PS-39, will be less than the initial estimated value of the securities set forth on the cover page. For more details, see “Risk Factors —Many factors affect the market value of the securities” on page PS-12 and “—The price, if any, at which you may be able to sell your securities prior to maturity may be less than the initial public offering price and our initial estimated value” on page PS-15.

How have the Basket and the basket components performed historically?

You can find a table with the high, low and period-end closing prices of each basket component during each calendar quarter from the first quarter of 2004 to the present, in the section entitled “Historical Closing Prices of the Basket Components” in this pricing supplement. We obtained the historical information from Bloomberg Financial Markets (Bloomberg) without independent verification. You should not take the past performance of any basket component as an indication of how the basket components will perform in the future.

In addition, you can find a graph setting forth the hypothetical daily values of the Basket for the period from January 1, 2004 to October 31, 2014 in the section entitled “The Basket” in this pricing supplement. We have provided this hypothetical historical information to help you evaluate how the Basket would have performed in the recent past, however the hypothetical past performance of the Basket is not indicative of how the Basket will perform in the future.

What are the United States federal income tax consequences of investing in the securities?

The terms of the securities require a holder and us (in the absence of a change in law or an administrative or judicial ruling to the contrary) to treat the securities for all  tax purposes as pre-paid cash-settled derivative contracts in respect of the Basket. If the securities are so treated, subject to the potential application of the “constructive ownership” rules under Section 1260 of the Internal Revenue Code of 1986, as amended (the Code), a U.S. holder should generally recognize capital gain or loss upon the sale, exchange or maturity of the securities in an amount equal to the difference between the amount a holder receives at such time and the holder’s tax basis in the securities.

Please read carefully the section entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” in this pricing supplement, the section entitled “Tax Consequences” in the accompanying prospectus and the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement.  You should consult your tax advisor about your own tax situation.

What are the Canadian federal income tax consequences of investing in the securities?

For a discussion of the Canadian federal income tax consequences of investing in the securities, please read carefully the section entitled “Tax Consequences” in the accompanying prospectus and the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement.  You should consult your tax advisor about your own tax situation.

Will the securities be listed on a stock exchange?

The securities will not be listed on any securities exchange. There can be no assurance that a liquid trading market will develop for the securities. Accordingly, if you sell your securities prior to maturity, you may have to sell them at a substantial loss. You should review the section entitled “Risk Factors — There may not be an active trading market for the securities” in this pricing supplement.

Are there any risks associated with my investment?

Yes, an investment in the securities is subject to significant risks, including the risk of loss of up to 90% of your principal. We urge you to read the detailed explanation of risks in “Risk Factors” beginning on page PS-11.

ADDITIONAL INFORMATION

You should read this pricing supplement together with the prospectus dated July 23, 2013, as supplemented by the prospectus supplement dated July 23, 2013, relating to our Senior Global Medium-Term Notes, Series F, of which these securities are a part. This pricing supplement, together with these documents, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours.

You should rely only on the information provided or incorporated by reference in this pricing supplement, the prospectus and the prospectus supplement.  We have not authorized anyone else to provide you with different information, and we take no responsibility for any other information that others may give you.  We and Wells Fargo Securities, LLC are offering to sell the securities and seeking offers to buy the securities only in jurisdictions where it is lawful to do so.  The information contained in this pricing supplement and the accompanying prospectus supplement and prospectus is current only as of their respective dates.

If the information in this pricing supplement differs from the information contained in the prospectus supplement or the prospectus, you should rely on the information in this pricing supplement.

You should carefully consider, among other things, the matters set forth in “Risk Factors” in this pricing supplement and the accompanying prospectus supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated July 23, 2013:
http://www.sec.gov/Archives/edgar/data/1000275/000121465913004043/f722130424b3.htm

•	Prospectus Supplement dated July 23, 2013:
http://www.sec.gov/Archives/edgar/data/1000275/000121465913004045/j716130424b3.htm

Our Central Index Key, or CIK, on the SEC website is 1000275.

Please see the section “Documents Incorporated by Reference” on page i of the above prospectus for a description of our filings with the SEC that are incorporated by reference therein.

RISK FACTORS

An investment in the securities is subject to the risks described below, as well as the risks described under “Risk Factors” in the accompanying prospectus supplement and prospectus. The securities have complex features and are a riskier investment than ordinary debt securities. Also, your securities are not equivalent to investing directly in the basket components or the common stocks held by the basket components. Investors in the securities are also exposed to further risks related to the Issuer of the securities, Royal Bank of Canada, which are described in Royal Bank of Canada’s annual report on Form 40-F for the year ended October 31, 2013 filed with the SEC and incorporated by reference herein.  See the categories of risks identified and disclosed in the management’s discussion and analysis of financial condition and results of operations included in the annual report on Form 40-F. This section (and the management’s discussion and analysis section of the annual report on Form 40-F) describes the most significant risks relating to the securities. You should carefully consider whether the securities are suited to your particular circumstances.

Your investment may result in a loss of up to 90% of your principal

We will not repay you a fixed amount of principal on the securities at maturity. The payment at maturity on the securities will depend on the percentage change in the value of the Basket based on the Final Basket Value relative to the Initial Basket Value, and whether or not the Final Basket Value is less than the Buffer Value. Because the value of the Basket is subject to market fluctuations, the amount of cash you receive at maturity may be more or less than the principal amount of the securities. If the Final Basket Value is less than the Buffer Value, the maturity payment amount will be less than the principal amount of each security. Accordingly, if the value of the Basket decreases below the Buffer Value, you will lose up to 90% of your principal.

You will not receive interest payments on the securities

You will not receive any periodic interest payments on the securities or any interest payment at maturity. Your payment at maturity will depend on the percentage change in the value of the Basket based on the Final Basket Value relative to the Initial Basket Value, and whether or not the Final Basket Value is below the buffer.

Your yield may be lower than the yield on a standard debt security of comparable maturity

The yield that you will receive on your securities, which could be negative, may be less than the return you could earn on other investments. Even if your yield is positive, your yield may be less than the yield you would earn if you bought a standard senior non-callable debt security of Royal Bank of Canada with the same maturity date. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money. Unlike conventional senior non-callable debt securities, the securities do not guarantee the return of all of the principal amount at maturity. In addition, no interest will be paid during the term of your securities.

Your return is limited and will not reflect the return of owning the shares of the basket components or the common stocks held by the basket components

You should understand that the opportunity to participate in the possible appreciation in the prices of the basket components through an investment in the securities is limited because the amount that you receive at maturity will never exceed the maximum maturity payment amount. The maximum maturity payment amount represents a maximum appreciation on the securities of 42.00% over the principal amount of the securities. Although any positive return on the securities is based on 150% times any percentage increase of the Basket, in no event will the amount you receive at maturity be greater than the maximum maturity payment amount of $1,420.00 per security.

Owning the securities is not the same as owning the shares of the basket components or the common stocks held by the basket components

The return on your securities will not reflect the return you would realize if you actually owned and held the shares of the basket components or the common stocks held by the basket components for a similar period. First, because the maturity payment amount will be determined based on the prices of the basket components, the return on the securities will not take into account the value of any dividends that may be paid on the basket components or the common stocks held by the basket components. Second, as a holder of the securities, you will not be entitled to receive any such dividends, nor will you have voting rights or any other rights that holders of the shares of the basket components or the common stocks held by the basket components may have. Even if the value of the Basket increases above the Initial Basket Value during the term of the securities, the market value of the securities may not increase by the same amount. It is also possible for the value of the Basket to increase while the market value of the securities declines.

There may not be an active trading market for the securities

The securities will not be listed on any securities exchange. There can be no assurance that a liquid trading market will develop for the securities. Even if a secondary market for the securities develops, it may not provide significant liquidity and transaction costs in any secondary market could be high. As a result, the difference between bid and asked prices for the securities in any secondary market could be substantial. If you sell your securities before maturity, you may have to do so at a discount from the initial public offering price, and, as a result, you may suffer substantial losses.

Wells Fargo Securities, LLC and its broker-dealer affiliates may make a market for the securities, although they are not required to do so.  As market makers, trading of the securities may cause Wells Fargo Securities, LLC or its broker-dealer affiliates to have long or short positions in the securities.  Because we do not expect that any other market makers will participate in a secondary market for the securities, the price at which you may be able to sell your securities is likely to depend on the price, if any, at which Wells Fargo Securities, LLC or its broker-dealer affiliates may be willing to buy your securities.  See “Supplemental Plan of Distribution.”

Changes in the prices of the basket components may offset each other

Movements in the prices of the basket components may not correlate with each other. At a time when the price of one basket component increases, the prices of the other basket component may not increase as much or may even decline. Therefore, in calculating the value of the Basket, increases in the prices of one basket component may be moderated, or be more than offset, by lesser increases or decreases in the prices of the other basket component. Due to its higher weighting in the Basket, changes in the price of the iShares® MSCI EAFE ETF will have a more substantial impact on the value of the Basket than similar change in the price of the other basket component.

The amount to be paid at maturity is not linked to the prices of the basket components at any time other than the valuation date

The payment at maturity will be based on the prices of the basket components only on the valuation date.  Therefore, for example, if the closing prices of the basket components decreased precipitously on the valuation date, the payment on the securities may be significantly less than it would otherwise have been had the payment been linked to the closing prices of the basket components prior to that decrease.  Although the actual value of the Basket on the maturity date or at other times during the term of the securities may be higher than the Final Basket Value on the valuation date, you will not benefit from the closing prices of the basket components at any time other than the valuation date.

Many factors affect the market value of the securities

The market value of the securities prior to maturity will be affected by factors that interrelate in complex ways. It is important for you to understand that the effect of one factor may offset any increase in the market value of the securities caused by another factor and that the effect of one factor may compound any decrease in the market value of the securities caused by another factor. For example, a change in the volatility of one or both of the basket components may offset some or all of any increase in the market value of the securities attributable to another factor, such as an increase in the price of one or both basket components. In addition, a change in interest rates may offset other factors that would otherwise change the value of the Basket, and therefore, may change the market value of the securities. We expect that the market value of the securities will depend to a significant extent on the amount, if any, by which the Basket value during the term of the securities exceeds or does not exceed the Initial Basket Value. If you choose to sell your securities when the value of the Basket exceeds the Initial Basket Value, you may receive substantially less than the amount that would be payable at maturity based on this price because of the expectation that the Basket value will continue to fluctuate until the Final Basket Value is determined. We believe that other factors that may also influence the value of the securities include:

•	the volatility (frequency and magnitude of changes in the price) of each basket component and, in particular, market expectations regarding the volatility of the basket components;

•	interest rates in the U.S. market and in the relevant markets outside of the U.S.;

•	the dividend yields of the common stocks held by the basket components;

•	our creditworthiness, as perceived in the market;

•	changes that affect the basket components, such as additions, deletions or substitutions;

•	the time remaining to maturity; and

•
geopolitical, economic, financial, political, regulatory or judicial events as well as other conditions may affect the common stocks held by the basket components, or the market price of shares of the basket components themselves.

The securities will be debt obligations of Royal Bank of Canada.  No other company or entity will be responsible for payments under the securities

The securities will be issued by Royal Bank of Canada.  The securities will not be guaranteed by any other company or entity.  No other entity or company will be responsible for payments under the securities or liable to holders of the securities in the event Royal Bank of Canada defaults under the securities.  Royal Bank of Canada’s credit ratings are an assessment of our ability to pay our obligations, including those on the securities. Consequently, actual or anticipated declines in our credit ratings may affect the value of the securities.  The securities will not be issued by or guaranteed by Wells Fargo Securities, LLC or any of its affiliates.

The correlation between the performance of a basket component and the performance of its Underlying Index may be imperfect

Each basket component uses a representative sampling strategy or an indexing strategy to track the performance of its Underlying Index. This may give rise to tracking error, i.e., the discrepancy between the performance of the basket component and the performance of its Underlying Index. In addition, because the shares of the basket components are traded on the NYSE Arca and are subject to market supply and investor demand, the market price of one share of a basket component may differ from its net asset value per share. Because of the potential discrepancies identified above, the returns on a basket component may not correlate perfectly with the returns on its Underlying Index over the same period. For more information, see “The Basket Components” beginning on page PS-26.

An investment in the securities is subject to risks associated with foreign securities markets

The iShares® MSCI EAFE ETF and the iShares® MSCI Emerging Markets ETF hold equity securities traded in non-U.S. securities markets. Investments in securities linked to the value of foreign equity securities involve particular risks. The foreign securities markets may have less liquidity and may be more volatile than U.S. or other securities markets and market developments may affect foreign markets differently from U.S. or other securities markets. Direct or indirect government intervention to stabilize these foreign securities markets, as well as cross-shareholdings in foreign companies, may affect trading prices and volumes in these markets. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

Prices of securities in foreign countries are subject to political, economic, financial and social factors that apply in those geographical regions. These factors, which could negatively affect those securities markets, include the possibility of recent or future changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility and political instability and the possibility of natural disaster or adverse public health developments in the region. Moreover, foreign economies may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions (due to economic dependence upon commodity prices and international trade), and may suffer from extreme and volatile debt burdens, currency devaluations or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.

A foreign stock exchange may impose trading limitations intended to prevent extreme fluctuations in individual security prices and may suspend trading in certain circumstances. These actions could limit variations in the closing price of the securities held by the iShares® MSCI EAFE ETF or the iShares® MSCI Emerging Markets ETF, which could, in turn, adversely affect the value of the securities.

An investment in the securities is subject to foreign currency exchange rate risk

The share price of each of the iShares® MSCI EAFE ETF and the iShares® MSCI Emerging Markets ETF will fluctuate based in large part upon its net asset value, which will in turn depend in part upon changes in the value of the currencies in which the stocks held by those basket components are traded. Accordingly, investors in the securities will be exposed to currency exchange rate risk with respect to each of the currencies in which the stocks held by those basket components are traded. An investor’s net exposure will depend on the extent to which these currencies strengthen or weaken against the U.S. dollar. If the dollar strengthens against these currencies, the net asset value of the applicable basket component will be adversely affected and the price of the applicable basket component, and consequently, the market value of the securities may decrease.

Time zone differences between the cities where the securities comprising each Underlying Index and the applicable basket component trade may create discrepancies in trading levels

As a result of the time zone difference between the cities where the securities comprising the Underlying Index for each of the iShares® MSCI EAFE ETF and the iShares® MSCI Emerging Markets ETF trade and where the shares of those basket components trade, there may be discrepancies between the values of each such Underlying Index and the applicable basket component.  In addition, there may be periods when the foreign securities markets are closed for trading (for example, during holidays in a country other than the United States) that may result in the levels of the applicable Underlying Index remaining unchanged for multiple trading days in the city where the shares of the applicable basket component trade.  Conversely, there may be periods in which the applicable foreign securities markets are open, but the securities market on which the applicable basket component trades is closed.

The policies of the investment advisers of the basket components and changes that affect the Underlying Indices could affect the amount payable on the securities and their market value

The policies of each basket component’s investment adviser concerning the management of the basket component, additions, deletions or substitutions of the securities held by the basket component, and the manner in which changes affecting the applicable Underlying Index are reflected in the basket component could affect the market price of shares of the basket component and, therefore, the amount payable on the securities on the maturity date and the market value of the securities before that date.  The amount payable on the securities and their market value could also be affected if any basket component’s investment adviser changes these policies, for example, by changing the manner in which it manages the basket component, or if the investment adviser discontinues or suspends maintenance of the basket component, in which case it may become difficult to determine the market value of the securities.

We have no affiliation with the Index Sponsor and will not be responsible for any actions taken by the Index Sponsor

We have no affiliation with MSCI Inc. (MSCI).  MSCI (the Index Sponsor) will not be involved in the offering of the securities.  Consequently, we have no control of the actions of the Index Sponsor, including any actions of the type that would affect the composition of any Underlying Index, and therefore, the price of the applicable basket component.  The Index Sponsor has no obligation of any sort with respect to the securities.  Thus, the Index Sponsor has no obligation to take your interests into consideration for any reason, including in taking any actions that might affect the value of the securities.

Historical prices of the basket components should not be taken as an indication of their future prices during the term of the securities

The trading prices of the common stocks held by a basket component will determine the price of that basket component at any given time. As a result, it is impossible to predict whether the price of any basket component will rise or fall. Trading prices of the common stocks held by the basket components will be influenced by complex and interrelated political, economic, financial and other factors that can affect the issuers of those stocks held by the basket components.

Hedging transactions may affect the return on the securities

As described below under “Use of Proceeds and Hedging” on page PS-38, we, through one or more hedging counterparties, may hedge our obligations under the securities by purchasing shares of the basket components, common stocks held by the basket components, futures or options on the basket components or common stocks held by the basket components, or exchange-traded funds or other derivative instruments with returns linked or related to changes in the trading prices of common stocks held by the basket components or the prices of the basket components, and may adjust these hedges by, among other things, purchasing or selling any of these assets at any time. Although they are not expected to, any of these hedging activities may adversely affect the trading prices of common stocks held by the basket components and/or the prices of the basket components and, therefore, the market value of the securities. It is possible that we or one or more of our hedging counterparties could receive substantial returns from these hedging activities while the market value of the securities declines.

Our initial estimated value of the securities is less than the initial public offering price

Our initial estimated value of the securities is less than the initial public offering price of the securities.  This is due to, among other things, the fact that the initial public offering price of the securities reflects the borrowing rate we pay to issue securities of this kind (an internal funding rate that is lower than the rate at which we borrow funds by issuing conventional fixed rate debt), and the inclusion in the initial public offering price of the underwriting discount and commission and hedging and other costs associated with the securities.

The price, if any, at which you may be able to sell your securities prior to maturity may be less than the initial public offering price and our initial estimated value

Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your securities prior to maturity will be less than the initial public offering price and, subject to the discussion in the next paragraph, will be less than our initial estimated value.  This is because any such sale price would not be expected to include the underwriting discount and commission or hedging or other costs associated with the securities, including the estimated profit our hedging counterparty(ies) expect to realize in consideration for assuming the risks inherent in hedging our obligations under the securities.  In addition, any price at which you may sell the securities is likely to reflect customary bid-ask spreads for similar trades, and the cost of unwinding any related hedge transactions.  In addition, the value of the securities determined for any secondary market price is expected to be based in part on the yield that is reflected in the interest rate on our conventional debt securities of similar maturity that are traded in the secondary market, rather than the internal funding rate that we used to price the securities and determine the initial estimated value.  As a result, the secondary market price of the securities will be less than if the internal funding rate was used.  These factors, together with various credit, market and economic factors over the term of the securities, and, potentially, changes in the value of the Basket, are expected to reduce the price at which you may be able to sell the securities in any secondary market and will affect the value of the securities in complex and unpredictable ways.  Moreover, we expect that any secondary market price will be based on Wells Fargo Securities, LLC’s valuation of the securities, which may differ from (and may be lower than) the valuation that we would determine for the securities at that time based on the methodology by which we determined the initial estimated value set forth on the cover page of this document.

As set forth below in the section “Supplemental Plan of Distribution,” for a limited period of time after the original issue date, Wells Fargo Securities, LLC may purchase the securities at a price that is greater than the price that would otherwise be determined at that time as described in the preceding paragraph.  However, over the course of that period, assuming no changes in any other relevant factors, the price you may receive if you sell your securities is expected to decline.

The securities are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your securities to maturity.

The initial estimated value of the securities is an estimate only, calculated as of the time the terms of the securities are set

Our initial estimated value of the securities is based on the value of our obligation to make the payments on the securities, together with the mid-market value of the derivative embedded in the terms of the securities.  See “Supplemental Plan of Distribution—Structuring the Securities” below.  Our estimate is based on a variety of assumptions, including our internal funding rate (which represents a discount from our credit spreads), expectations as to dividends on the securities held by the Fund, interest rates and volatility, and the expected term of the securities.  These assumptions are based on certain forecasts about future events, which may prove to be incorrect.  Other entities, including Wells Fargo Securities, LLC in connection with determining any secondary market price for the securities, may value the securities or similar securities at a price that is significantly different than we do.

The value of the securities at any time after the pricing date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy.  As a result, the actual value you would receive if you sold the securities in any secondary market, if any, should be expected to differ materially from our initial estimated value of your securities.

Potential conflicts of interest could arise

We, Wells Fargo Securities, LLC and our respective affiliates may engage in trading activities related to the basket components or the stocks held by the basket components that are not for the account of holders of the securities or on their behalf. These trading activities may present a conflict between the holders’ interest in the securities and the interests we, Wells Fargo Securities, LLC and our respective affiliates will have in the proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for our customers and in accounts under our management. These trading activities could be adverse to the interests of the holders of the securities.

We, Wells Fargo Securities, LLC and our respective affiliates may presently or from time to time engage in business with one or more of the issuers of the common stocks held by the basket components. This business may include extending loans to, or making equity investments in, such companies or providing advisory services to such companies, including merger and acquisition advisory services. In the course of business, we, Wells Fargo Securities, LLC and our respective affiliates may acquire non-public information relating to these companies and, in addition, one or more of our affiliates or the affiliates of the agent may publish research reports about these companies. Neither we nor the agent make any representation to any purchasers of the securities regarding any matters whatsoever relating to the issuers of the common stocks held by the basket components. Any prospective purchaser of the securities should undertake an independent investigation of these companies as in its judgment is appropriate to make an informed decision regarding an investment in the securities.  The offering of the securities does not reflect any investment or sell recommendations by us, Wells Fargo Securities, LLC or our respective affiliates as to any basket component or the common stocks that the basket component holds.

The calculation agent may postpone the valuation date and, therefore, determination of the Final Basket Value and the maturity date if a market disruption event occurs on the valuation date

The valuation date with respect to a basket component and, therefore, determination of the Final Basket Value may be postponed if the calculation agent determines that a market disruption event has occurred or is continuing on the valuation date with respect to that basket component. If a postponement occurs, the calculation agent will use the closing price of the affected basket component on the next succeeding trading day on which no market disruption event occurs or is continuing as the Final Component Price. As a result, the maturity date for the securities would be postponed. You will not be entitled to compensation from us or the calculation agent for any loss suffered as a result of the occurrence of a market disruption event, any resulting delay in payment or any change in the price of any basket component after the valuation date. See “Specific Terms of the Securities — Valuation Date” and “Specific Terms of the Securities — Market Disruption Events” beginning on page PS-20.

There are potential conflicts of interest between you and the calculation agent

The calculation agent will, among other things, determine the amount of your payment at maturity on the securities.  Our wholly-owned subsidiary, RBC Capital Markets, LLC, will serve as the calculation agent. We may change the calculation agent after the original issue date without notice to you.  The calculation agent will exercise its judgment when performing its functions.  For example, the calculation agent may have to determine whether a market disruption event affects a basket component.  Since this determination by the calculation agent will affect the payment at maturity on the securities, the calculation agent may have a conflict of interest if it needs to make a determination of this kind. In addition, the calculation agent determined the initial estimated value of the securities set forth on the cover page of this pricing supplement.

Significant aspects of the tax treatment of the securities are uncertain

The tax treatment of the securities is uncertain.  We do not plan to request a ruling from the Internal Revenue Service or from the Canada Revenue Agency regarding the tax treatment of the securities, and the Internal Revenue Service, the Canada Revenue Agency, or a court may not agree with the tax treatment described in this pricing supplement.

Since each basket component is an exchange traded fund, while the matter is not entirely clear, there exists a substantial risk that an investment in the securities is a “constructive ownership transaction” to which Section 1260 of the Code, applies.  If Section 1260 of the Code applies, all or a portion of any long-term capital gain recognized by a U.S. holder in respect of the securities could be recharacterized as ordinary income, in which case certain interest charges would apply.  See the section entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences – Supplemental U.S. Tax Considerations – Potential Application of Section 1260 of the Code” below.

The Internal Revenue Service has issued a notice indicating that it and the U.S. Treasury Department are actively considering whether, among other issues, a holder should be required to accrue interest over the term of an instrument such as the securities even though that holder will not receive any payments with respect to the securities until maturity or earlier sale or exchange and whether all or part of the gain a holder may recognize upon sale, exchange or maturity of an instrument such as the securities could be treated as ordinary income.  The outcome of this process is uncertain and could apply on a retroactive basis.

Please read carefully the section entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” in this pricing supplement, the section entitled “Tax Consequences” in the accompanying prospectus and the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement.  You should consult your tax advisor about your own tax situation.

For a discussion of the Canadian federal income tax consequences of investing in the securities, please read the section entitled “Tax Consequences” in the accompanying prospectus and the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement.  You should consult your tax advisor about your own tax situation.

SPECIFIC TERMS OF THE SECURITIES

The securities are to be issued pursuant to the terms of the Indenture dated as of October 23, 2003, between Royal Bank of Canada and The Bank of New York Mellon (as successor to JPMorgan Chase Bank, N.A.), as Trustee, as supplemented by the First Supplemental Indenture dated as of July 21, 2006, between Royal Bank of Canada and The Bank of New York (as successor to JPMorgan Chase Bank, N.A.), as Trustee and by the Second Supplemental Indenture dated as of February 28, 2007 between Royal Bank of Canada and The Bank of New York Mellon (as successor to JPMorgan Chase Bank, N.A.), as Trustee (the Base Indenture, together with the First Supplemental Indenture and the Second Supplemental Indenture, the “Indenture”).

The information contained in this section and in the prospectus supplement and the prospectus summarizes some of the terms of the securities and the Indenture. This summary does not contain all of the information that may be important to you as a potential investor in the securities. You should read the Indenture before making your investment decision. We have filed copies of the Indenture with the SEC.

Issuer:	Royal Bank of Canada

Specified Currency:	U.S. dollars

Principal Amount:	$1,000 per security

Aggregate Principal Amount:	$1,940,000

Agent:	Wells Fargo Securities, LLC

The agent may make sales through its affiliates or selling agents.

Agent Acting in the Capacity of:	Principal

Pricing Date:	October 31, 2014

Original Issue Date:	November 5, 2014

Maturity Date:
August 6, 2018, subject to postponement as described below. The maturity date will be a business day. In the event the maturity date would otherwise be a date that is not a business day, the maturity date will be postponed to the next succeeding date that is a business day and no interest will accrue or be payable as a result of that postponement.

Valuation Date:
July 30, 2018. However, if that day occurs on a day that is not a trading day for a basket component or occurs on a day on which the calculation agent has determined that a market disruption event (as defined under “— Market Disruption Events” below) has occurred or is continuing with respect to a basket component, then the valuation date for the affected basket component will be postponed until the next succeeding trading day on which the calculation agent determines that a market disruption event does not occur or is not continuing for the affected basket component; provided that in no event will the valuation date be postponed by more than five trading days. If the valuation date is postponed by five trading days, and a market disruption event occurs or is continuing for the affected basket component on that fifth trading day, then its Final Component Price will nevertheless be determined as set forth below under “—Closing Price.” Notwithstanding such a postponement of the valuation date for a particular basket component, the originally scheduled valuation date will remain the valuation date for any basket component not affected by a non-trading day or a market disruption event.  If the valuation date for any basket component is postponed, then the maturity date of the securities will be postponed by an equal number of business days.

The Basket:
The return on the securities is linked to the performance of the following two basket components, having the weightings noted in parentheses: the iShares® MSCI EAFE ETF (75.00%); and the iShares® MSCI Emerging Markets ETF (25.00%).

Payment at Maturity:
At maturity, for each security you own, you will receive a cash payment equal to the maturity payment amount. The maturity payment amount to which you will be entitled depends on the change in the value of the Basket based on the Final Basket Value relative to the Initial Basket Value, and whether or not the Final Basket Value is below the Buffer Value.

The maturity payment amount for each security will be determined by the calculation agent as described below:

•      If the Final Basket Value is greater than the Initial Basket Value, the maturity payment amount per security will equal the lesser of:

(a) $1,000 + ($1,000 x	Final Basket Value – Initial Basket Value	x Participation Rate); and
Initial Basket Value

(b) the maximum maturity payment amount

•      If the Final Basket Value is less than or equal to the Initial Basket Value but greater than or equal to the Buffer Value, the maturity payment amount per security will equal $1,000.

•      If the Final Basket Value is less than the Buffer Value, the maturity payment amount per security will equal:

$1,000 – ( $1,000 x	Buffer Value – Final Basket Value	)
Initial Basket Value

If the Final Basket Value is less than the Buffer Value, you will lose up to 90% of your principal. If the Final Basket Value is zero, the maturity payment amount will be $100.00 per security.

If any payment is due on the securities on a day which is not a business day, then that payment may be made on the next day that is a business day, in the same amount and with the same effect as if paid on the original due date.  No interest will be payable as a result of that postponement.

Participation Rate:	150%

Maximum Maturity Payment Amount:	$1,420.00

Initial Basket value:	100

Final Basket value:
The Final Basket Value will be calculated based on the weighted returns of the basket components and will be equal to the product of (i) 100 and (ii) an amount equal to 1 plus the sum of: (A) 75.00% of the component return of the iShares® MSCI EAFE ETF; and (B) 25.00% of the component return of the iShares® MSCI Emerging Markets ETF.

Buffer Value:	90, which is 90% of the Initial Basket Value.

Component Return:
The component return of each basket component will be equal to:

Final Component Price – Initial Component Price
Initial Component Price

where,

•      the Initial Component Price is $63.95 with respect to the iShares® MSCI EAFE ETF and $42.15 with respect to the iShares® MSCI Emerging Markets ETF, each of which was the closing price of the relevant basket component on the pricing date, and

•      the Final Component Price will be the closing price of one share of the basket component on the valuation date.

Closing Price:
The closing price for one share of each basket component (or one unit of any other security for which a closing price must be determined) on any trading day means:

•      if shares of the basket component (or any such other security) are listed or admitted to trading on a national securities exchange, the last reported sale price, regular way, of the principal trading session on such day on the principal U.S. securities exchange registered under the Exchange Act on which shares of the basket component (or any such other security) are listed or admitted to trading, or

•      if shares of the basket component (or any such other security) are not listed or admitted to trading on any national securities exchange but are included in the OTC Bulletin Board Service (the OTC Bulletin Board) operated by the Financial Industry Regulatory Authority, Inc. (FINRA), the last reported sale price of the principal trading session on the OTC Bulletin Board on such day.

If shares of the basket component (or any such other security) are listed or admitted to trading on any national securities exchange but the last reported sale price, as applicable, is not available pursuant to the preceding sentence, then the closing price for one share of the basket component (or one unit of any such other security) on any trading day will mean the last reported sale price of the principal trading session on the over-the-counter market or the OTC Bulletin Board on such day.

If the last reported sale price for shares of the basket component (or any such other security) is not available pursuant to either of the two preceding sentences, then the closing price for any trading day will be the mean, as determined by the calculation agent, of the firm bid prices for shares of the basket component (or any such other security) obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the calculation agent. Bids of the Issuer, Wells Fargo Securities, LLC or any of their respective affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. The term “OTC Bulletin Board” will include any successor service thereto.

Market Disruption Events:
A market disruption event, as determined by the calculation agent in its sole discretion, means the occurrence or existence of any of the following events with respect to a basket component:

•      a suspension, absence or material limitation of trading in shares of the basket component on its primary market for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion;

•      a suspension, absence or material limitation of trading in option or futures contracts relating to shares of the basket component, if available, in the primary market for those contracts for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion;

•      the shares of the basket component do not trade on the NYSE Arca, the NASDAQ Global Market or what was the primary market for shares of the basket component, as determined by the calculation agent in its sole discretion; or

•      any other event, if the calculation agent determines in its sole discretion that the event materially interferes with the ability of Royal Bank of Canada or an affiliate of Wells Fargo Securities, LLC or any of their respective hedge counterparties to unwind all or a material portion of a hedge with respect to the securities that such party or its respective hedge counterparties have effected or may effect as described below under “Use of Proceeds and Hedging.”

The following events will not be market disruption events:

•      a limitation on the hours or number of days of trading in shares of the basket component on its primary market, but only if the limitation results from an announced change in the regular business hours of the relevant market; and

•     a decision to permanently discontinue trading in the option or futures contracts relating to shares of the basket component.

For this purpose, a “suspension, absence or material limitation of trading” in the primary securities market on which option or futures contracts relating to shares of the basket component, if available, are traded will not include any time when that market is itself closed for trading under ordinary circumstances. In contrast, a suspension or limitation of trading in option or futures contracts relating to shares of the basket component, if available, in the primary market for those contracts, by reason of any of:

•      a price change exceeding limits set by that market;

•      an imbalance of orders relating to those contracts; or

•      a disparity in bid and asked quotes relating to those contracts;

will constitute a suspension or material limitation of trading in option or futures contracts, as the case may be, relating to the basket component in the primary market for those contracts.

Discontinuation of/Adjustments to a Basket Component:
If the Fund Sponsor (as defined below) discontinues operation of a basket component and the Fund Sponsor or another entity establishes or designates a successor or substitute fund that the calculation agent determines, in its sole discretion, to be comparable to that basket component (a successor fund), then the calculation agent will substitute the successor fund for that basket component and determine the Final Component Price as described above under “—Closing Price”.

If the Fund Sponsor discontinues operation of a basket component and:

•     the calculation agent does not select a successor fund, or

•     the successor fund is no longer traded or listed on any of the relevant trading days,

the calculation agent will compute a substitute price for that basket component in accordance with the procedures last used to calculate the price of that basket component before any discontinuation but using only those securities that were held by that basket component prior to such discontinuation. If a successor fund is selected or the calculation agent calculates a price as a substitute for that basket component as described below, the successor fund or price will be used as a substitute for that basket component for all purposes going forward, including for purposes of determining whether a market disruption event exists, even if the Fund Sponsor elects to re-establish that basket component, unless the calculation agent in its sole discretion decides to use the re-established basket component.

If the Fund Sponsor discontinues operation of a basket component before the valuation date and the calculation agent determines that no successor fund is available at that time, then on each trading day until the earlier to occur of:

•     the determination of the applicable Final Component Price, or

•     a determination by the calculation agent that a successor fund is available,

the calculation agent will determine the price that would be used in computing the maturity payment amount as described in the preceding paragraph as if that day were a trading day. The calculation agent will cause notice of each price to be published not less often than once each month in The Wall Street Journal, another newspaper of general circulation or a website or webpage available to holders of the securities, and arrange for information with respect to these prices to be made available by telephone.

Notwithstanding these alternative arrangements, discontinuation of the operation of any basket component would be expected to adversely affect the value of, liquidity of and trading in the securities.

If at any time the method of calculating the price of any basket component or any successor fund changes in any material respect, or if any basket component or successor fund is in any other way modified so that the price of the basket component or successor fund does not, in the opinion of the calculation agent, fairly represent the price of the basket component had those changes or modifications not been made, then, from and after that time, the calculation agent will, at the close of business in City of New York, on each date that the closing price of the basket component is to be calculated, make any adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a calculation of a price of a fund comparable to the basket component or such successor fund, as the case may be, as if those changes or modifications had not been made, and calculate the closing price with reference to the basket component or such successor fund, as so adjusted. Accordingly, if the method of determining the price of a basket component or a successor fund is modified and has a dilutive or concentrative effect on the price of such fund, e.g., due to a split, then the calculation agent will adjust that basket component in order to arrive at a price of that fund as if it had not been modified, e.g., as if a split had not occurred.

Neither the calculation agent nor Royal Bank of Canada will have any responsibility for good faith errors or omissions in calculating or disseminating information regarding any basket component or any successor fund or as to modifications, adjustments or calculations by the Fund Sponsor or any successor fund sponsor in order to arrive at the price of the basket component or any successor fund.

Calculation Agent:
RBC Capital Markets, LLC will serve as the calculation agent. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and, absent a determination of a manifest error, will be conclusive for all purposes and binding on the holders and beneficial owners of the securities.

Trustee:	The Bank of New York Mellon

Business Day:
For purposes of the securities, a business day means a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in The City of New York generally are authorized or obligated by law, regulation or executive order to close.

Trading Day:
A trading day with respect to each basket component means any day on which the applicable exchange and each related exchange are scheduled to be open for their respective regular trading sessions.

The exchange with respect to each basket component means the primary organized exchange or quotation system for trading shares of the applicable basket component, any successor to such exchange or quotation system or any substitute exchange or quotation system to which trading in those shares has temporarily relocated (provided that the calculation agent has determined that there is comparable liquidity relative to those shares on the temporary substitute exchange or quotation system as on the original exchange).

A related exchange with respect to each basket component means each exchange or quotation system on which futures or options contracts relating to the applicable basket component are traded, any successor to that exchange or quotation system or any substitute exchange or quotation system to which trading in the futures or options contracts relating to that basket component has temporarily relocated (provided that the calculation agent has determined that there is comparable liquidity relative to the futures or options contracts relating to that basket component on the temporary substitute exchange or quotation system as on the original related exchange).

Additional Amounts:
We will pay any amounts to be paid by us on the securities without deduction or withholding for, or on account of, any and all present or future income, stamp and other taxes, levies, imposts, duties, charges, fees, deductions or withholdings (taxes) now or hereafter imposed, levied, collected, withheld or assessed by or on behalf of Canada or any Canadian political subdivision or authority that has the power to tax, unless the deduction or withholding is required by law or by the interpretation or administration thereof by the relevant governmental authority. At any time a Canadian taxing jurisdiction requires us to deduct or withhold for or on account of taxes from any payment made under or in respect of the securities, we will pay such additional amounts (Additional Amounts) as may be necessary so that the net amounts received by each holder (including Additional Amounts), after such deduction or withholding, shall not be less than the amount the holder would have received had no such deduction or withholding been required.

However, no Additional Amounts will be payable with respect to a payment made to a holder of a security or of a right to receive payments in respect thereto (a Payment Recipient), which we refer to as an Excluded Holder, in respect of any taxes imposed because the beneficial owner or Payment Recipient:

(i)           is someone with whom we do not deal at arm’s length (within the meaning of the Income Tax Act (Canada)) at the time of making such payment;

(ii)          is subject to such taxes by reason of its being connected presently or formerly with Canada or any province or territory thereof otherwise than by reason of the holder’s activity in connection with purchasing the securities, the holding of securities or the receipt of payments thereunder;

(iii)         is, or does not deal at arm’s length with a person who is, a specified shareholder (within the meaning of subsection 18(5) of the Income Tax Act (Canada)) of Royal Bank of Canada (generally a person will be a specified shareholder for this purpose if that person, either alone or together with persons with whom the person does not deal at arm’s length, owns 25% or more of (a) our voting shares, or (b) the fair market value of all of our issued and outstanding shares);

(iv)         presents such security for payment (where presentation is required) more than 30 days after the relevant date (except to the extent that the holder thereof would have been entitled to such Additional Amounts on presenting a security for payment on the last day of such 30 day period); for this purpose, the relevant date in relation to any payments on any security means:

a.    the due date for payment thereof, or

b.    if the full amount of the monies payable on such date has not been received by the Trustee on or prior to such due date, the date on which the full amount of such monies has been received and notice to that effect is given to holders of the securities in accordance with the Indenture;

(v)          could lawfully avoid (but has not so avoided) such withholding or deduction by complying, or requiring that any agent comply with, any statutory requirements necessary to establish qualification for an exemption from withholding or by making, or requiring that any agent make, a declaration of non-residence or other similar claim for exemption to any relevant tax authority; or

(vi)         is subject to deduction or withholding on account of any tax, assessment, or other governmental charge that is imposed or withheld by reason of the application of Section 1471 through 1474 of the United States Internal Revenue Code of 1986, as amended (Code) (or any successor provisions), any regulation, pronouncement, or agreement thereunder, official interpretations thereof, or any law implementing an intergovernmental approach thereto, whether currently in effect or as published and amended from time to time.

For the avoidance of doubt, we will not have any obligation to pay any holders Additional Amounts on any tax which is payable otherwise than by deduction or withholding from payments made under or in respect of the securities at maturity.

We will also make such withholding or deduction and remit the full amount deducted or withheld to the relevant authority in accordance with applicable law.  We will furnish to the Trustee, within 30 days after the date the payment of any taxes is due pursuant to applicable law, certified copies of tax receipts evidencing that such payment has been made or other evidence of such payment satisfactory to the Trustee.  We will indemnify and hold harmless each holder of the securities (other than an Excluded Holder) and upon written request reimburse each such holder for the amount of (x) any taxes so levied or imposed and paid by such holder as a result of payments made under or with respect to the securities, and (y) any taxes levied or imposed and paid by such holder with respect to any reimbursement under (x) above, but excluding any such taxes on such holder’s net income or capital.

For additional information, see the section entitled “Tax Consequences—Canadian Taxation” in the accompanying prospectus.

Authorized Denominations:	$1,000 and integral multiples of $1,000 in excess thereof.

Form of Securities:	Book-entry

Listing:	The securities will not be listed on any securities exchange.

Failure to Pay Maturity Payment Amount When Due:
In the event we fail to pay the maturity payment amount on the maturity date, any overdue payment in respect of the maturity payment amount of the securities on the maturity date will bear interest until the date upon which all sums due in respect of such securities are received by or on behalf of the relevant holder, at a rate per annum which is the rate for deposits in U.S. dollars for a period of six months which appears on the Reuters Page LIBOR01 (or any replacement page or pages for the purpose of displaying prime rates or base lending rates of major U.S. banks) as of 11:00 a.m. (London time) on the first business day following that failure to pay.  That rate shall be determined by the calculation agent.  If interest is required to be calculated for a period of less than one year, it will be calculated on the basis of a 360-day year consisting of the actual number of days in the period.

Events of Default and Acceleration:
If the maturity of the securities is accelerated upon an event of default under the Indenture, the amount payable upon acceleration will be determined by the calculation agent. The amount will be the maturity payment amount, calculated as if the date of declaration of acceleration were the valuation date.

Terms Incorporated in the Master Note:	All of the terms in “Specific Terms of the Securities.”

THE BASKET

The Basket is comprised of the following two basket components, with each basket component having the weighting noted in parentheses: the iShares® MSCI EAFE ETF (75.00%); and the iShares® MSCI Emerging Markets ETF (25.00%). The value of the Basket will increase or decrease depending upon the performance of the basket components. For more information regarding the basket components, see “The Basket Components” below. The Basket does not reflect the performance of all major securities markets.

The following graph sets forth the hypothetical historical daily values of the Basket for the period from January 1, 2004 to October 31, 2014, assuming that the Basket was constructed on January 1, 2004 with a starting value of 100 and that each of the basket components had the applicable weighting as of that day. We obtained the closing prices and other information used to create the graph below from Bloomberg. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg.

The hypothetical historical basket values, as calculated solely for the purposes of the offering of the securities, fluctuated in the past and may experience significant fluctuations in the future. Any historical upward or downward trend in the value of the Basket during any period shown below is not an indication that the percentage change in the value of the Basket is more likely to be positive or negative during the term of the securities. The hypothetical historical values do not give an indication of future values of the Basket.

THE BASKET COMPONENTS

We have derived the following information regarding the basket components and the MSCI EAFE Index, and the MSCI Emerging Markets Index (each, an Underlying Index, together, the Underlying Indices) from publicly available documents published by BlackRock Fund Advisors (BFA) (the Fund Sponsor) and the Index Sponsor. We have not independently verified the accuracy or completeness of the following information. We are not affiliated with any basket component and no basket component will have any obligations with respect to the securities. This pricing supplement relates only to the securities and does not relate to the shares of the basket components or any assets included in the Underlying Indices. Neither we nor Wells Fargo Securities, LLC participates in the preparation of the publicly available documents described below. Neither we nor Wells Fargo Securities, LLC has made any due diligence inquiry with respect to the basket components in connection with the offering of the securities. There can be no assurance that all events occurring prior to the date of this pricing supplement, including events that would affect the accuracy or completeness of the publicly available documents described below, that would affect the trading price of the shares of any basket component have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning a basket component could affect the value of its shares on the valuation date and therefore could affect the payment at maturity.

 iSHARES® MSCI EAFE ETF
AND iSHARES® MSCI EMERGING MARKET ETF

“iShares®” and “BlackRock” are registered trademarks of BlackRock, Inc. or its subsidiaries. The securities are not sponsored, endorsed, sold, or promoted by BFA, or by any of the iShares® Funds. Neither BFA nor the iShares® Funds make any representations or warranties to the owners of the securities or any member of the public regarding the advisability of investing in the securities. Neither BFA nor the iShares® Funds shall have any obligation or liability in connection with the registration, operation, marketing, trading, or sale of the securities or in connection with our use of information about the Underlying Index or any of the iShares® Funds.

iShares consists of numerous separate investment portfolios, including these basket components. Each basket component seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the related Underlying Index. Each basket component typically earns income from dividends from securities that it holds. These amounts, net of expenses and taxes (if applicable), are passed along to the basket component’s shareholders as “ordinary income.” In addition, each basket component realizes capital gains or losses whenever it sells securities. Net long-term capital gains are distributed to shareholders as “capital gain distributions.” However, because the securities are linked only to the share price of the basket components, you will not be entitled to receive income, dividend, or capital gain distributions from the basket components or any equivalent payments.

The iShares® MSCI EAFE ETF
Information concerning the iShares® MSCI EAFE ETF (the MSCI EAFE Fund) filed with the SEC by iShares under the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to SEC file numbers 033-97598 and 811-09102, respectively. Information provided to or filed with the SEC can be inspected and copied at the public reference facility maintained by the SEC or through the SEC’s website at www.sec.gov. None of this publicly available information is incorporated by reference into this pricing supplement.

The shares of the MSCI EAFE Fund trade on the NYSE Arca under the symbol “EFA.”

Composition of the MSCI EAFE Fund

As of October 31, 2014, the top ten industry sectors in which the MSCI EAFE Fund had invested were as follows:

Top ten industry sectors

1	Financials	26.04%
2.	Industrials	12.39%
3.	Consumer Discretionary	11.44%
4.	Consumer Staples	9.83%
5.	Health Care	9.59%
6.	Materials	7.51%
7	Energy	6.22%
8.	Telecommunication Services	4.58%
9.	Information Technology	4.54%
10	Utilities	3.85%

The MSCI EAFE Index

We have derived all information contained in this pricing supplement regarding the MSCI EAFE Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information, including Bloomberg Financial Markets.  The information reflects the policies of, and is subject to change by MSCI. MSCI has no obligation to continue to publish, and may discontinue publication of, the MSCI EAFE Index.

The MSCI EAFE Index is intended to measure equity market performance in developed market countries, excluding the U.S. and Canada.  The MSCI EAFE Index is a free float-adjusted market capitalization equity index with a base date of December 31, 1969 and an initial value of 100.  The MSCI EAFE Index is calculated daily in U.S. dollars and published in real time every 60 seconds during market trading hours.  The MSCI EAFE Index currently consists of the following 21 developed market country indices: Australia, Austria, Belgium, Denmark, Finland, France, Germany, Hong Kong, Ireland, Israel, Italy, Japan, The Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland and the United Kingdom.

The MSCI EAFE Index is part of the MSCI Regional Equity Indices series and is an MSCI Global Investable Market Index, which is a family within the MSCI International Equity Indices.

The iShares® MSCI Emerging Markets ETF

Information concerning the iShares® MSCI Emerging Markets ETF (the MSCI EM Fund) filed with the SEC by iShares under the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to SEC file numbers 033-97598 and 811-09102, respectively. Information provided to or filed with the SEC can be inspected and copied at the public reference facility maintained by the SEC or through the SEC’s website at www.sec.gov. None of this publicly available information is incorporated by reference into this pricing supplement.

The shares of the MSCI EM Fund trade on the NYSE Arca under the symbol “EEM.”

Composition of the MSCI EM Fund

As of October 31, 2014, the top ten industry sectors in which the Fund had invested were as follows:

Top ten industry sectors

1	Financials	27.68%
2	Information Technology	16.95%
3	Energy	9.28%
4	Consumer Discretionary	8.97%
5	Consumer Staples	8.33%
6	Materials	7.93%
7	Telecommunication Services	7.77%
8	Industrials	6.43%
9	Utilities	3.58%
10	Health Care	2.09%

The MSCI Emerging Markets Index

We have derived all information contained in this pricing supplement regarding the MSCI Emerging Markets Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information, including Bloomberg Financial Markets.  The information reflects the policies of, and is subject to change by MSCI. MSCI has no obligation to continue to publish, and may discontinue publication of, the MSCI Emerging Markets Index.

The MSCI Emerging Markets Index is intended to measure equity market performance in the global emerging markets. The MSCI Emerging Markets Index is a free float-adjusted market capitalization index with a base date of December 31, 1987 and an initial value of 100. The MSCI Emerging Markets Index is calculated daily in U.S. dollars and published in real time every 60 seconds during market trading hours. The MSCI Emerging Markets Index currently consists of the following 23 emerging market country indices: Brazil, Chile, China, Colombia, Czech Republic, Egypt, Greece, Hungary, India, Indonesia, South Korea, Malaysia, Mexico, Peru, Philippines, Poland, Russia, Qatar, South Africa, Taiwan, Thailand, Turkey and United Arab Emirates.

The MSCI Emerging Markets Index is part of the MSCI Regional Equity Indices series and is an MSCI Global Investable Market Index, which is a family within the MSCI International Equity Indices.

General - MSCI Global Investable Market Indices

MSCI provides global equity indices intended to measure equity performance in international markets and the MSCI International Equity Indices are designed to serve as global equity performance benchmarks. In constructing these indices, MSCI applies its index construction and maintenance methodology across developed, emerging, and frontier markets.

MSCI enhanced the methodology used in its MSCI International Equity Indices. The MSCI Standard and MSCI Small Cap Indices, along with the other MSCI equity indices based on them, transitioned to the global investable market indices methodology described below. The transition was completed at the end of May 2008. The Enhanced MSCI Standard Indices are composed of the MSCI Large Cap and Mid Cap Indices. The MSCI Global Small Cap Index transitioned to the MSCI Small Cap Index resulting from the Global Investable Market Indices methodology and contains no overlap with constituents of the transitioned MSCI Standard Indices. Together, the relevant MSCI Large Cap, Mid Cap, and Small Cap Indices will make up the MSCI investable market index for each country, composite, sector, and style index that MSCI offers.

Constructing the MSCI Global Investable Market Indices. MSCI undertakes an index construction process, which involves:

•	defining the equity universe;

•	determining the market investable equity universe for each market;

•	determining market capitalization size segments for each market;

•	applying index continuity rules for the MSCI Standard Index;

•	creating style segments within each size segment within each market; and

•	classifying securities under the Global Industry Classification Standard (the “GICS”).

Defining the Equity Universe. The equity universe is defined by:

•
Identifying Eligible Equity Securities: the equity universe initially looks at securities listed in any of the countries in the MSCI Global Index Series, which will be classified as either Developed Markets (“DM”) or Emerging Markets (“EM”). All listed equity securities, or listed securities that exhibit characteristics of equity securities, except mutual funds, exchange traded funds, equity derivatives, limited partnerships, and most investment trusts, are eligible for inclusion in the equity universe. Real Estate Investment Trusts (“REITs”) in some countries and certain income trusts in Canada are also eligible for inclusion.

•	Classifying Eligible Securities into the Appropriate Country: each company and its securities (i.e., share classes) are classified in only one country.

Determining the Market Investable Equity Universes. A market investable equity universe for a market is derived by applying investability screens to individual companies and securities in the equity universe that are classified in that market. A market is equivalent to a single country, except in DM Europe, where all DM countries in Europe are aggregated into a single market for index construction purposes. Subsequently, individual DM Europe country indices within the MSCI Europe Index are derived from the constituents of the MSCI Europe Index under the global investable market indices methodology.

The investability screens used to determine the investable equity universe in each market are as follows:

•
Equity Universe Minimum Size Requirement: this investability screen is applied at the company level. In order to be included in a market investable equity universe, a company must have the required minimum full market capitalization.

•
Equity Universe Minimum Free Float−Adjusted Market Capitalization Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have a free float−adjusted market capitalization equal to or higher than 50% of the equity universe minimum size requirement.

•
DM and EM Minimum Liquidity Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have adequate liquidity. The twelve-month and three-month Annual Traded Value Ratio (“ATVR”), a measure that screens out extreme daily trading volumes and takes into account the free float−adjusted market capitalization size of securities, together with the three-month frequency of trading are used to measure liquidity. In the calculation of the ATVR, the trading volumes in depository receipts associated with that security, such as ADRs or GDRs, are also considered. A minimum liquidity level of 20% and 15% of three- and twelve-month ATVR and 90% and 80% of three-month frequency of trading over the last four consecutive quarters are required for inclusion of a security in a market investable equity universe of a DM and an EM, respectively.

•
Global Minimum Foreign Inclusion Factor Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security’s Foreign Inclusion Factor (“FIF”) must reach a certain threshold. The FIF of a security is defined as the proportion of shares outstanding that is available for purchase in the public equity markets by international investors. This proportion accounts for the available free float of and/or the foreign ownership limits applicable to a specific security (or company). In general, a security must have an FIF equal to or larger than 0.15 to be eligible for inclusion in a market investable equity universe.

•
Minimum Length of Trading Requirement: this investability screen is applied at the individual security level. For an initial public offering (“IPO”) to be eligible for inclusion in a market investable equity universe, the new issue must have started trading at least three months before the implementation of a semi−annual index review (as described below). This requirement is applicable to small new issues in all markets. Large IPOs are not subject to the minimum length of trading requirement and may be included in a market investable equity universe and the Standard Index outside of a Quarterly or Semi−Annual Index Review.

Defining Market Capitalization Size Segments for Each Market. Once a market investable equity universe is defined, it is segmented into the following size−based indices:

•	Investable Market Index (Large + Mid + Small);

•	Standard Index (Large + Mid);

•	Large Cap Index;

•	Mid Cap Index; or

•	Small Cap Index.

Creating the size segment indices in each market involves the following steps:

•	defining the market coverage target range for each size segment;

•	determining the global minimum size range for each size segment;

•	determining the market size−segment cutoffs and associated segment number of companies;

•	assigning companies to the size segments; and

•	applying final size−segment investability requirements.

Index Continuity Rules for the Standard Indices. In order to achieve index continuity, as well as to provide some basic level of diversification within a market index, and notwithstanding the effect of other index construction rules described in this section, a minimum number of five constituents will be maintained for a DM Standard Index, and three constitutents for an EM Standard Index.

Creating Style Indices within Each Size Segment. All securities in the investable equity universe are classified into value or growth segments using the MSCI Global Value and Growth methodology.

Classifying Securities under the Global Industry Classification Standard. All securities in the global investable equity universe are assigned to the industry that best describes their business activities. To this end, MSCI has designed, in conjunction with Standard & Poor’s, the GICS. Under the GICS, each company is assigned to one sub−industry according to its principal business activity. Therefore, a company can belong to only one industry grouping at each of the four levels of the GICS.

Index Maintenance

The MSCI Global Investable Market Indices are maintained with the objective of reflecting the evolution of the underlying equity markets and segments on a timely basis, while seeking to achieve index continuity, continuous investability of constituents and replicability of the indices, and index stability and low index turnover. In particular, index maintenance involves:

(i)	Semi−Annual Index Reviews (“SAIRs”) in May and November of the Size Segment and Global Value and Growth Indices which include:

•	updating the indices on the basis of a fully refreshed equity universe;

•	taking buffer rules into consideration for migration of securities across size and style segments; and

•	updating FIFs and Number of Shares (“NOS”).

(ii)	Quarterly Index Reviews (“QIRs”) in February and August of the Size Segment Indices aimed at:

•	including significant new eligible securities (such as IPOs that were not eligible for earlier inclusion) in the index;

•	allowing for significant moves of companies within the Size Segment Indices, using wider buffers than in the SAIR; and

•	reflecting the impact of significant market events on FIFs and updating NOS.

(iii)
Ongoing Event−Related Changes: changes of this type are generally implemented in the indices as they occur. Significantly large IPOs are included in the indices after the close of the company’s tenth day of trading.

Through this maintenance process, MSCI may make structural changes to the indices by adding or deleting component country indices. Consequently, the composition of the MSCI EAFE Index and/or the MSCI Emerging Markets Index may change over the term of the securities.

Historical Closing Prices of the Basket Components

The following tables set forth the published quarterly high, low and quarter end closing price per share of each basket component (in U.S. dollars) for the period from the first quarter of 2004 through October 31, 2014. Any historical upward or downward trend in the closing price per share of any basket component during any period shown below is not an indication that the closing price per share of the basket component is more or less likely to increase or decrease at any time during the term of the securities. The historical prices of each basket component do not give an indication of its future performance. We cannot make any assurance that the future performance of the basket components will result in holders of the securities receiving a positive total return on their investment.

We obtained the closing prices per share of each basket component listed below from Bloomberg without independent verification. The actual prices per share of the basket components at or near maturity of the securities may bear little relation to the historical prices shown below.

High, Low and Period-End Closing Price per Share of the iShares® MSCI EAFE ETF

Quarter/Period – Start Date	Quarter/Period – End Date	High Closing Price per Share	Low Closing Price per Share	Quarter/Period – End Closing Price per Share
1/1/2004	3/31/2004	$48.09	$45.06	$47.23
4/1/2004	6/30/2004	$48.04	$43.41	$47.67
7/1/2004	9/30/2004	$47.49	$44.60	$47.16
10/1/2004	12/31/2004	$53.36	$47.18	$53.30

1/1/2005	3/31/2005	$55.27	$51.18	$52.92
4/1/2005	6/30/2005	$53.87	$51.33	$52.35
7/1/2005	9/30/2005	$58.50	$52.05	$58.09
10/1/2005	12/31/2005	$60.91	$54.72	$59.42

1/1/2006	3/31/2006	$65.40	$60.33	$64.99
4/1/2006	6/30/2006	$70.58	$59.60	$65.35
7/1/2006	9/30/2006	$68.46	$61.62	$67.78
10/1/2006	12/31/2006	$74.31	$67.96	$73.26

1/1/2007	3/31/2007	$76.94	$70.95	$76.27
4/1/2007	6/30/2007	$81.79	$76.47	$80.63
7/2/2007	9/30/2007	$83.77	$73.70	$82.56
10/1/2007	12/31/2007	$86.18	$78.24	$78.50

1/1/2008	3/31/2008	$78.35	$68.31	$71.90
4/1/2008	6/30/2008	$78.52	$68.10	$68.70
7/1/2008	9/30/2008	$68.04	$53.08	$56.30
10/1/2008	12/31/2008	$55.88	$35.71	$44.87

1/1/2009	3/31/2009	$45.44	$31.69	$37.59
4/1/2009	6/30/2009	$49.04	$38.57	$45.81
7/1/2009	9/30/2009	$55.81	$43.91	$54.70
10/1/2009	12/31/2009	$57.28	$52.66	$55.30

1/1/2010	3/31/2010	$57.96	$50.45	$56.00
4/1/2010	6/30/2010	$58.03	$46.29	$46.51
7/1/2010	9/30/2010	$55.42	$47.09	$54.92
10/1/2010	12/31/2010	$59.46	$54.25	$58.23

1/1/2011	3/31/2011	$61.91	$55.31	$60.09
4/1/2011	6/30/2011	$63.87	$57.10	$60.14
7/1/2011	9/30/2011	$60.80	$46.66	$47.75
10/1/2011	12/31/2011	$55.57	$46.45	$49.53

1/1/2012	3/31/2012	$55.80	$49.15	$54.90
4/1/2012	6/30/2012	$55.51	$46.55	$49.96
7/1/2012	9/30/2012	$55.15	$47.62	$53.00
10/1/2012	12/31/2012	$56.88	$51.96	$56.82

1/1/2013	3/31/2013	$59.89	$56.90	$58.98
4/1/2013	6/30/2013	$63.53	$57.03	$57.38
7/1/2013	9/30/2013	$65.05	$57.55	$63.79
10/1/2013	12/31/2013	$67.06	$62.71	$67.06

1/1/2014	3/31/2014	$68.03	$62.31	$67.17
4/1/2014	6/30/2014	$70.67	$66.26	$68.37
7/1/2014	9/30/2014	$69.25	$64.12	$64.12
10/1/2014	10/31/2014	$63.95	$59.53	$63.95

High, Low and Period-End Closing Price per Share of the iShares® MSCI Emerging Markets ETF

Quarter/Period – Start Date	Quarter/Period – End Date	High Closing Price per Share	Low Closing Price per Share	Quarter/Period – End Closing Price per Share
1/1/2004	3/31/2004	$19.73	$18.39	$19.44
4/1/2004	6/30/2004	$20.20	$15.91	$18.03
7/1/2004	9/30/2004	$19.16	$16.95	$19.16
10/1/2004	12/31/2004	$22.41	$18.92	$22.41

1/1/2005	3/31/2005	$24.65	$21.23	$22.54
4/1/2005	6/30/2005	$24.37	$21.67	$23.83
7/1/2005	9/30/2005	$28.32	$23.93	$28.32
10/1/2005	12/31/2005	$29.83	$25.07	$29.40

1/1/2006	3/31/2006	$33.59	$30.43	$33.02
4/1/2006	6/30/2006	$37.03	$27.34	$31.23
7/1/2006	9/30/2006	$33.14	$29.20	$32.29
10/1/2006	12/31/2006	$38.15	$31.80	$38.10

1/1/2007	3/31/2007	$39.53	$35.03	$38.75
4/1/2007	6/30/2007	$44.42	$39.13	$43.82
7/2/2007	9/30/2007	$50.11	$39.50	$49.78
10/1/2007	12/31/2007	$55.64	$47.27	$50.10

1/1/2008	3/31/2008	$50.37	$42.17	$44.79
4/1/2008	6/30/2008	$51.70	$44.43	$45.19
7/1/2008	9/30/2008	$44.43	$31.33	$34.53
10/1/2008	12/31/2008	$33.90	$18.22	$24.97

1/1/2009	3/31/2009	$27.09	$19.94	$24.81
4/1/2009	6/30/2009	$34.64	$25.65	$32.23
7/1/2009	9/30/2009	$39.29	$30.75	$38.91
10/1/2009	12/31/2009	$42.07	$37.56	$41.50

1/1/2010	3/31/2010	$43.22	$36.83	$42.12
4/1/2010	6/30/2010	$43.98	$36.16	$37.32
7/1/2010	9/30/2010	$44.77	$37.59	$44.77
10/1/2010	12/31/2010	$48.58	$44.77	$47.62

1/1/2011	3/31/2011	$48.69	$44.63	$48.69
4/1/2011	6/30/2011	$50.21	$45.50	$47.60
7/1/2011	9/30/2011	$48.46	$34.95	$35.07
10/1/2011	12/31/2011	$42.80	$34.36	$37.94

1/1/2012	3/31/2012	$44.76	$38.23	$42.94
4/1/2012	6/30/2012	$43.54	$36.68	$39.19
7/1/2012	9/30/2012	$42.37	$37.42	$41.32
10/1/2012	12/31/2012	$44.35	$40.14	$44.35

1/1/2013	3/31/2013	$45.20	$41.80	$42.78
4/1/2013	6/30/2013	$44.23	$36.63	$38.57
7/1/2013	9/30/2013	$43.29	$37.34	$40.77
10/1/2013	12/31/2013	$43.66	$40.44	$41.77

1/1/2014	3/31/2014	$40.99	$37.09	$40.99
4/1/2014	6/30/2014	$43.95	$40.82	$43.23
7/1/2014	9/30/2014	$45.85	$41.56	$41.56
10/1/2014	10/31/2014	$42.15	$40.27	$42.15

SUPPLEMENTAL DISCUSSION OF CANADIAN FEDERAL INCOME TAX CONSEQUENCES

An investor should read carefully the description of material Canadian federal income tax considerations relevant to a Non-resident Holder owning debt securities under “Tax Consequences—Canadian Taxation” in the accompanying prospectus.

SUPPLEMENTAL DISCUSSION OF U.S. FEDERAL INCOME TAX CONSEQUENCES

The following, together with the discussion of U.S. federal income taxation in the accompanying prospectus and prospectus supplement, is a general description of the material U.S. tax considerations relating to the securities. It does not purport to be a complete analysis of all tax considerations relating to the securities. Prospective purchasers of the securities should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of the U.S. of acquiring, holding and disposing of the securities and receiving payments under the securities. This summary is based upon the law as in effect on the date of this pricing supplement and is subject to any change in law that may take effect after such date.

Supplemental U.S. Tax Considerations

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus under “Tax Consequences – United States Taxation” and prospectus supplement under “Certain Income Tax Consequences – United States Taxation” with respect to U.S. holders (as defined in the accompanying prospectus).  Except as otherwise noted under “Non-U.S. Holders” and “Foreign Account Tax Compliance Act” below, it applies only to those U.S. holders who are not excluded from the discussion of U.S. federal income taxation in the accompanying prospectus. You should consult with your own tax advisor concerning the consequences of investing in and holding the securities.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE SECURITIES SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES.  AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCERTAIN.  BECAUSE OF THE UNCERTAINTY, YOU SHOULD CONSULT YOUR TAX ADVISOR IN DETERMINING THE U.S. FEDERAL INCOME TAX AND OTHER TAX CONSEQUENCES OF YOUR INVESTMENT IN THE SECURITIES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

In the opinion of our counsel, Morrison & Foerster LLP, it would generally be reasonable to treat the securities as pre-paid cash-settled derivative contracts in respect of the Basket for U.S. federal income tax purposes, and the terms of the securities require a holder and us (in the absence of a change in law or an administrative or judicial ruling to the contrary) to treat the securities for all tax purposes in accordance with such characterization.  If the securities are so treated, subject to the discussion below concerning the potential application of the “constructive ownership” rules under Section 1260 of the Code, a U.S. holder should generally recognize capital gain or loss upon the sale, exchange or maturity of the securities in an amount equal to the difference between the amount a holder receives at such time and the holder’s tax basis in the securities.  In general, a U.S. holder’s tax basis in the securities will be equal to the price the holder paid for the securities.  Capital gain recognized by an individual U.S. holder is generally taxed at preferential rates where the property is held for more than one year and is generally taxed at ordinary income rates where the property is held for one year or less.  The deductibility of capital losses is subject to limitations.

We will not attempt to ascertain whether the basket components or any of the entities whose stock is included in the basket components would be treated as a “passive foreign investment company” within the meaning of Section 1297 of the Code or a “United States real property holding corporation” within the meaning of Section 897 of the Code. If the basket components or any of the entities whose stock is included in the basket components were so treated, certain adverse U.S. federal income tax consequences could possibly apply to U.S. and non-U.S. holders, respectively. You should refer to any available information filed with the SEC by the basket components or the entities whose stock is included in the basket components and consult your tax advisor regarding the possible consequences to you in this regard.

Potential Application of Section 1260 of the Code.  Since shares of the basket components are the type of financial asset described under Section 1260 of the Code (including, among others, any equity interest in pass-thru entities such as regulated investment companies (including certain exchange-traded funds), real estate investment trusts, partnerships and passive foreign investment companies), while the matter is not entirely clear, there exists a substantial risk that an investment in the securities is a “constructive ownership transaction” to which Section 1260 of the Code applies. If Section 1260 of the Code applies, all or a portion of any long-term capital gain recognized by a U.S. holder in respect of the securities could be recharacterized as ordinary income (the Excess Gain). In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusions for the U.S. holder in taxable years prior to the taxable year of the sale, exchange or maturity (assuming such income accrued at a constant rate equal to the applicable federal rate as of the date of sale, exchange or maturity).

If an investment in the securities is treated as a constructive ownership transaction, it is not clear to what extent any long-term capital gain of a U.S. holder in respect of the securities will be recharacterized as ordinary income.  It is possible, for example, that the amount of the Excess Gain (if any) that would be recharacterized as ordinary income in respect of the securities will equal the excess of (i) any long-term capital gain recognized by the U.S. holder in respect of the securities, over (ii) the “net underlying long-term capital gain” (as defined in Section 1260 of the Code) such U.S. holder would have had if such U.S. holder had acquired shares of the basket components at fair market value on the original issue date of the securities for an amount equal to the issue price of the securities and sold such shares of the basket components upon the date of sale, exchange or maturity of the securities at fair market value (appropriately taking into account the leveraged upside exposure). To the extent any gain is treated as long-term capital gain after application of the recharacterization rules of Section 1260 of the Code, such gain would be subject to U.S. federal income tax at the rates that would have been applicable to the net underlying long-term capital gain. U.S. holders should consult their tax advisors regarding the potential application of Section 1260 of the Code to an investment in the securities.

Alternative Treatments.  Alternative tax treatments of the securities are also possible and the Internal Revenue Service might assert that a treatment other than that described above is more appropriate.  For example, it would also be possible to treat the securities, and the Internal Revenue Service might assert that the securities should be treated, as a single debt instrument.  Such a debt instrument would be subject to the special tax rules governing contingent payment debt instruments.  If the securities are so treated, a holder would generally be required to accrue interest currently over the term of the securities even though that holder will not receive any payments from us prior to maturity.  In addition, any gain a holder might recognize upon the sale, exchange or maturity of the securities would be ordinary income and any loss recognized by a holder at such time would be ordinary loss to the extent of interest included in income in the current or previous taxable years in respect of the securities, and thereafter, would be capital loss.

Because of the absence of authority regarding the appropriate tax characterization of the securities, it is also possible that the Internal Revenue Service could seek to characterize the securities in a manner that results in tax consequences that are different from those described above. For example, the Internal Revenue Service could possibly assert that any gain or loss that a holder may recognize upon the sale, exchange or maturity of the securities should be treated as ordinary gain or loss.

The Internal Revenue Service has released a notice that may affect the taxation of holders of the securities.  According to the notice, the Internal Revenue Service and the U.S. Treasury Department are actively considering whether the holder of an instrument such as the securities should be required to accrue ordinary income on a current basis, and they are seeking comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any.  It is possible, however, that under such guidance, holders of the securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis.  The Internal Revenue Service and the U.S. Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital and whether the constructive ownership rules of Section 1260 of the Code, as discussed above, might be applied to such instruments.  Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.  We intend to treat the securities for U.S. federal income tax purposes in accordance with the treatment described in this document unless and until such time as the U.S. Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

Backup Withholding and Information Reporting.  Please see the discussion under “Tax Consequences — United States Taxation — Information Reporting and Backup Withholding” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on the securities.

Non-U.S. Holders. The following discussion applies to non-U.S. holders of the securities. A non-U.S. holder is a beneficial owner of a security that, for U.S. federal income tax purposes, is a non-resident alien individual, a foreign corporation, or a foreign estate or trust.

Except as described below, a non-U.S. holder will generally not be subject to U.S. federal income or withholding tax for amounts paid in respect of the securities, provided that (i) the holder complies with any applicable certification requirements, (ii) the payment is not effectively connected with the conduct by the holder of a U.S. trade or business, and (iii) if the holder is a non-resident alien individual, such holder is not present in the U.S. for 183 days or more during the taxable year of the sale, exchange or maturity of the securities.  In the case of (ii) above, the holder generally would be subject to U.S. federal income tax with respect to any income or gain in the same manner as if the holder were a U.S. holder and, in the case of a holder that is a corporation, the holder may also be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable U.S. income tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a trade or business in the U.S., subject to certain adjustments.  Payments made to a non-U.S. holder may be subject to information reporting and to backup withholding unless the holder complies with applicable certification and identification requirements as to its foreign status.

A “dividend equivalent” payment is treated as a dividend from sources within the U.S. and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder.  Under recently proposed U.S. Treasury Department regulations, certain payments (including deemed payments) that are contingent upon or determined by reference to actual or estimated U.S.-source dividends, with respect to certain equity-linked instruments, whether explicitly stated or implicitly taken into account in computing one or more of the terms of such instruments, may be treated as dividend equivalents.  If enacted in their current form, the regulations will impose a withholding tax on payments made on the securities on or after January 1, 2016 that are treated as dividend equivalents. However, the U.S. Treasury Department and Internal Revenue Service have announced that they intend to limit this withholding to equity-linked instruments issued on or after the date that is 90 days after the date of publication in the U.S. Federal Register of final regulations addressing dividend equivalent withholding. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

As discussed above, alternative characterizations of the securities for U.S. federal income tax purposes are possible.  Should an alternative characterization, by reason of change or clarification of the law, by regulation or otherwise, cause payments on the securities to become subject to withholding tax, we will withhold tax at the applicable statutory rate.  The Internal Revenue Service has also indicated that it is considering whether income in respect of instruments such as the securities should be subject to withholding tax.  Prospective investors should consult their own tax advisors in this regard.

Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) will impose a 30% U.S. withholding tax on certain U.S.–source payments, including interest (and OID), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S.–source interest or dividends (Withholdable Payments), if paid to a foreign financial institution (including amounts paid to a foreign financial institution on behalf of a holder), unless such institution enters into an agreement with the U.S. Treasury Department to collect and provide to the U.S. Treasury Department certain information regarding U.S. financial account holders, including certain account holders that are foreign entities with U.S. owners, with such institution or otherwise complies with FATCA. In addition, the securities may constitute a “financial account” for these purposes and thus, be subject to information reporting requirements pursuant to FATCA.  FATCA also generally imposes a withholding tax of 30% on Withholdable Payments made to a non-financial foreign entity unless such entity provides the withholding agent with a certification that it does not have any substantial U.S. owners or a certification identifying the direct and indirect substantial U.S. owners of the entity.  Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

These withholding and reporting requirements will generally apply to U.S. source periodic payments made after June 30, 2014 and to payments of gross proceeds from a sale or redemption made after December 31, 2016. If we determine withholding is appropriate with respect to the securities, we will withhold tax at the applicable statutory rate, and we will not pay any additional amounts in respect of such withholding.  Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.  Prospective investors are urged to consult with their own tax advisors regarding the possible implications of FATCA on their investment in the securities.

USE OF PROCEEDS AND HEDGING

The net proceeds from the sale of the securities will be used as described under “Use of Proceeds” in the accompanying prospectus supplement and prospectus and to hedge market risks of Royal Bank of Canada associated with its obligation to pay the maturity payment amount at maturity of the securities.

The initial public offering price of the securities includes the underwriting discount and commission, as well as hedging and other costs associated with the securities.  Our hedging costs include the projected profit that our hedge counterparty expects to realize in consideration for assuming the risks inherent in hedging our obligations under the securities. We have hedged our obligations under the securities through an affiliate of Wells Fargo Securities, LLC and/or one or more of our affiliates, and we may in the future adjust our hedge.  Because hedging our obligations entails risk and may be influenced by market forces beyond our or our counterparties’ control, this hedging may result in a profit that is more or less than expected, or could result in a loss.

We have no obligation to engage in any manner of hedging activity and will do so solely at our discretion and for our own account. No holder of the securities will have any rights or interest in our hedging activity or any positions we or any counterparty may take in connection with our hedging activity.

The hedging activity discussed above and other trading activities that we, Wells Fargo Securities, LLC and our respective affiliates may engage in may adversely affect the value of the Basket, the market value of the securities from time to time and the maturity payment amount you will receive on the securities at maturity.  See “Risk Factors — Hedging transactions may affect the return on the securities” and “— Potential conflicts of interest could arise” for a discussion of these adverse effects.

SUPPLEMENTAL PLAN OF DISTRIBUTION

The securities are being purchased by Wells Fargo Securities, LLC (the agent) as principal, pursuant to a distribution agreement between the agent and us. The agent has agreed to pay certain of our out-of-pocket expenses of the issue of the securities.

From time to time, the agent and its affiliates have engaged, and in the future may engage, in transactions with and performance of services for us for which they have been, and may be, paid customary fees. In particular, an affiliate of the agent will be our swap counterparty for a hedge relating to our obligations under the securities.

In the future, the agent and its affiliates may purchase and resell the offered securities in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or otherwise. Wells Fargo Securities, LLC may act as principal or agent in such transactions.

The agent has committed to purchase all of these securities in the initial public offering of the securities if any are purchased.

The agent has offered the securities in part directly to the public at the public offering price set forth on the cover page of this pricing supplement and in part to WFA and Wells Fargo Advisors Financial Network, LLC or certain securities dealers at such price less a selling concession of $12.50 per security. In addition to the selling concession allowed to WFA, the agent will pay $0.75 per security of the underwriting discount and commission to WFA as a distribution expense fee for each security sold by WFA.

After the initial public offering of the securities is completed, the public offering price and concessions may be changed by the agent.

Proceeds to be received by Royal Bank of Canada in this offering will be net of the underwriting discount, commission and expenses payable by Royal Bank of Canada.

The securities are new issues of securities with no established trading markets. We have been advised by the agent that the agent intends to make a market in the securities. However the agent is not obligated to do so and may discontinue market making at any time without notice.  No assurance can be given as to the liquidity of the trading market for the securities.

Any price that the agent makes available from time to time after the original issue date at which it would be willing to purchase the securities will generally reflect the agent’s estimate of their value, less a customary bid-ask spread for similar trades and the cost of unwinding any related hedge transactions.  That estimated value will be based upon a variety of factors, including then prevailing market conditions and our creditworthiness.  However, for a period of three months after the original issue date, the price at which the agent may purchase the securities is expected to be higher than the price that would be determined based on the agent’s valuation at that time less the bid-ask spread and hedging unwind costs referenced above.  This is because, at the beginning of this period, that price will not include certain costs that were included in the initial public offering price, particularly a portion of the underwriting discount and commission (not including the selling concession) and the expected profits of our hedging counterparty(ies).  As the period continues, these costs are expected to be gradually included in the price that the agent would be willing to pay, and the difference between that price and the price that would be determined based on the agent’s valuation of the securities less a bid-ask spread and hedging unwind costs will decrease over time until the end of this period.  After this period, if the agent continues to make a market in the securities, the prices that it would pay for them are expected to reflect the agent’s estimated value, less the bid-ask spread and hedging unwind costs referenced above.  In addition, the value of the securities shown on your account statement will generally reflect the price that the agent would be willing to pay to purchase the securities at that time.

Our broker-dealer subsidiary, RBC Capital Markets, LLC (RBCCM), does not expect to make a market in the securities.  If RBCCM determines that the agent is unable or unwilling to make a market in the securities at any time, RBCCM may, but is not obligated to, make a market in the securities at that time.  If RBCCM makes a market in the securities at any time, its valuation of the securities may differ from the agent’s valuation, and consequently the price at which it may be willing to purchase the securities may differ from (and be lower than) the price at which the agent would have purchased the securities at that time.

Royal Bank of Canada has agreed to indemnify the agent against certain liabilities, including liabilities under the Securities Act of 1933.

No action has been or will be taken by Royal Bank of Canada, the agent or any broker-dealer affiliates of either Royal Bank of Canada or the agent that would permit a public offering of the securities or possession or distribution of this pricing supplement or the accompanying prospectus and prospectus supplement in any jurisdiction, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the securities, or distribution of this pricing supplement or the accompanying prospectus supplement and prospectus, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on Royal Bank of Canada, the agent or any broker-dealer affiliates of either Royal Bank of Canada or the agent.

Selling Restrictions

Argentina

Royal Bank of Canada U.S. Medium-Term Notes program and the related offer of securities and the sale of securities under the terms and conditions provided herein does not constitute a public offering in Argentina. Consequently, no public offering approval has been requested or granted by the Comisión Nacional de Valores, nor has any listing authorization of the securities been requested on any stock market in Argentina.

Brazil

The securities may not be offered or sold to the public in Brazil. Accordingly, this pricing supplement and the accompanying prospectus supplement and prospectus have not been submitted to the Comissão de Valores Mobiliáros for approval. Documents relating to this offering may not be supplied to the public as a public offering in Brazil or be used in connection with any offer for subscription or sale to the public in Brazil.

Chile

The securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the securities, or distribution of this pricing supplement or the accompanying prospectus supplement and prospectus, may be made in or from Chile except in circumstances that will result in compliance with any applicable Chilean laws and regulations.

Mexico

The securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

Paraguay

This is a private and personal offering. The securities offered have not been approved by or registered with the National Securities Commission (Comisión Nacional de Valores) and are not part of a public offering as defined by the Paraguayan Securities Law. The information contained herein is for informational and marketing purposes only and should not be taken as an investment advice.

Taiwan

The securities may be made available outside Taiwan for purchase by Taiwan residents outside Taiwan but may not be offered or sold in Taiwan.

Structuring the Securities

The securities are our debt securities.  As is the case for all of our debt securities, including our structured notes, the economic terms of the securities reflect our actual or perceived creditworthiness.  In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these securities at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity.  This relatively lower implied borrowing rate, which is reflected in the economic terms of the securities, along with the underwriting discount and commission and hedging and other costs associated with the securities, reduced the initial estimated value of the securities at the time their terms are set.

In order to satisfy our payment obligations under the securities, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with an affiliate of the agent and/or one of our subsidiaries.  The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, and the tenor of the securities.  The economic terms of the securities and their initial estimated value depend in part on the terms of these hedging arrangements.   Our cost of hedging will include the projected profit that such counterparties expect to realize in consideration for assuming the risks inherent in hedging our obligations under the securities. Because hedging our obligations entails risks and may be influenced by market forces beyond the counterparties’ control, such hedging may result in a profit that is more or less than expected, or could result in a loss. See “Use of Proceeds and Hedging” on page PS-38.

The lower implied borrowing rate, the underwriting discount and commission and hedging and other costs associated with the securities reduced the economic terms of the securities to you and resulted in the initial estimated value for the securities on the pricing date being less than their initial public offering price.  See “Risk Factors—Our initial estimated value of the securities is less than the initial public offering price” above.

VALIDITY OF THE SECURITIES

In the opinion of Norton Rose Fulbright Canada LLP, the issue and sale of the securities has been duly authorized by all necessary corporate action of the Bank in conformity with the Indenture, and when the securities have been duly executed, authenticated and issued in accordance with the Indenture, the securities will be validly issued and, to the extent validity of the securities is a matter governed by the laws of the Province of Ontario or Québec, or the laws of Canada applicable therein, and will be valid obligations of the Bank, subject to applicable bankruptcy, insolvency and other laws of general application affecting creditors’ rights, equitable principles, and subject to limitations as to the currency in which judgments in Canada may be rendered, as prescribed by the Currency Act (Canada).  This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and Quebec and the federal laws of Canada applicable thereto.  In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated July 24, 2013, which has been filed as Exhibit 5.1 to Royal Bank’s Form 6-K filed with the SEC on July 24, 2013.

In the opinion of Morrison & Foerster LLP, when the securities have been duly completed in accordance with the Indenture and issued and sold as contemplated by the prospectus supplement and the prospectus, the securities will be valid, binding and enforceable obligations of Royal Bank, entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith).  This opinion is given as of the date hereof and is limited to the laws of the State of New York.  This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated July 24, 2013, which has been filed as Exhibit 5.2 to the Bank’s Form 6-K dated July 24, 2013.